UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

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Arrow Financial Corporation
(Name of Registrant as Specified In Its Charter)

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ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

March 15, 2012

Dear Shareholder:

You are invited to attend the Annual Meeting of Shareholders of Arrow Financial Corporation on Wednesday, April 25, 2012 at the Charles R. Wood Theater, located in beautiful downtown Glens Falls, New York, just down the street from the main offices of our principal subsidiary, Glens Falls National Bank and Trust Company.

The Annual Meeting will begin with a review of the matters to be voted upon by the shareholders, as set forth in the accompanying Notice of Annual Meeting of Shareholders and related Proxy Statement. While the votes are being tabulated, we will have a short presentation on the Company and its subsidiaries.

Your vote is important. We want to be sure that your shares are represented and that your vote is properly accounted for, therefore, whether or not you plan to attend the Annual Meeting, we request that you vote your shares. You may do this by telephone, by the Internet or by requesting and returning a completed paper proxy card, as further explained in the Proxy Statement. Please see the attached Notice of Annual Meeting of Shareholders and accompanying Proxy Statement for additional information regarding how to vote your shares. If you plan to attend our Annual Meeting, we ask that you please complete the attendance section when voting.

Please take a moment to review the following Proxy Statement for a better understanding of the Company, including its compensation practices and corporate governance structure, as well as a summary of the matters that will be voted on this year. We have attempted to present the information contained in the Proxy Statement in a straightforward manner using language that is easily understood. However, much of the information presented is required by law to be included in a certain format. We appreciate your taking the time to read our Proxy Statement and hope that we have addressed the issues that interest you, our shareholders. Thank you for your investment in Arrow Financial Corporation.

Sincerely,

Thomas L. Hoy
Chairman of the Board

Table of Contents

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ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

NOTICE OF 2012 ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Arrow Financial Corporation:

The Annual Meeting of Shareholders of Arrow Financial Corporation, a New York corporation, will be held at the Charles R. Wood Theater, located at 207 Glen Street in Glens Falls, New York 12801 on Wednesday, April 25, 2012, beginning at 10:00 a.m., to consider and vote upon the following matters, as described more fully in the Proxy Statement attached to this Notice:

1.	To elect four of 11 Directors for a three-year term.

2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for 2012.

3.	To transact any other business that may properly come before the meeting, or any adjournment or postponement thereof.

Shareholders of record as of the close of business on March 1, 2012 will be entitled to vote at the 2012 Annual Meeting, or any adjournment or postponement thereof. Please ensure that your shares are voted properly at the 2012 Annual Meeting by submitting your proxy by telephone, by using the Internet or by completing, signing and dating and returning a completed proxy card that will be provided to you upon request. Please see the attached Proxy Statement for more information on how to vote your shares.

By Order of the Board of Directors,

Thomas J. Murphy, CPA
Senior Executive Vice President & Corporate Secretary

March 15, 2012

ARROW FINANCIAL CORPORATION
250 Glen Street
Glens Falls, New York 12801

PROXY STATEMENT
for the
Annual Meeting of Shareholders
To Be Held on April 25, 2012

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (“Board”) of Arrow Financial Corporation (the “Company”), a New York corporation, of proxies to be voted at the 2012 Annual Meeting of Shareholders (the “Annual Meeting”) to be held on Wednesday, April 25, 2012, at 10:00 a.m., at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York, 12801, and at any adjournment or postponement thereof. Attached to this Proxy Statement is a copy of Parts I and II of the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, which includes the Company’s consolidated financial statements.

Distribution of the Notice of Annual Meeting of Shareholders and the availability of the Proxy Statement online are scheduled to begin on or about March 15, 2012 to shareholders of record as of close of business on March 1, 2012.

We strongly encourage you to vote online or by telephone. Please see “Additional Information – Voting Issues” beginning on page 39 of this Proxy Statement for more information about how to vote. However, if you wish to receive a printed copy of the Proxy Card and/or this Proxy Statement, please contact us by Internet, by email or by telephone, as noted on the Notice Regarding Availability of Proxy Materials you received. The materials will be mailed to you within three business days of receipt of your request.

Your Vote is Very Important

Please be sure that your shares are represented at the 2012 Annual Meeting of Shareholders by completing and submitting your proxy, either by telephone, by using the Internet or by requesting and returning a completed paper proxy card, as further explained in this Proxy Statement.

****************

Mr. John J. Murphy vs. Mr. Thomas J. Murphy

Throughout this Proxy Statement in order to differentiate between Mr. John J. Murphy, who is a Director of the Company, and Mr. Thomas J. Murphy, who is the Senior Executive Vice President of the Company and President of the Company’s principal subsidiary, Glens Falls National Bank and Trust Company (“GFNB”), the initial letter of their first names along with their full last names is used to designate the appropriate individual, i.e. Mr. J. Murphy for Mr. John J. Murphy and Mr. T. Murphy for Mr. Thomas J. Murphy.

Election of Directors

The Company currently has 11 Directors on our Board of Directors, divided into three classes (Class A, Class B and Class C), with one class elected each year for a term of three years. Item 1 at the 2012 Annual Meeting is the election of four Class B Directors to a three-year term expiring at the Annual Meeting in 2015 and/or until his successor is elected and qualified. The four nominees of the Board are the four Class B Directors who currently serve on the Board of Directors, John J. Carusone, Jr., Michael B. Clarke, David G. Kruczlnicki and David L. Moynehan. Each of the nominees has been determined to be qualified and has consented to this nomination. Messrs. Carusone, Clarke, Kruczlnicki and Moynehan have all been determined to be independent Directors. For a discussion of independence of the Board members including the nominees, please see the section titled “Director Independence” on page 7. The Board has no reason to believe that any of these nominees will decline or be unable to serve if elected.

Under applicable law and our By-Laws, Directors are elected by a plurality of the shares voted at the meeting, meaning the nominees receiving the most “For” votes will be elected. For additional information regarding the vote requirements for Item 1 and a description of the Company’s Majority Voting Policy with respect to the election of Directors, please see “Additional Information – Voting Issues” beginning on page 39.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the full Board suitable nominees to serve as Director, including the re-nomination of incumbent Directors. Director nominees are selected upon various criteria. Such factors include the individual’s particular strengths, such as knowledge, skill, experience and expertise as well as the objective of achieving certain characteristics for the Board as a group, such as diversity of background, occupation, viewpoint and gender, along with a balance among age groups from those who are in mid-career to those nearing or recently entered into retirement. Additionally, the Governance Committee will not generally recommend a new candidate for nomination unless the individual has demonstrated notable leadership and accomplishment in business, the professions, higher education, politics or cultural endeavors. The Governance Committee further assesses an individual’s understanding of the regulatory and policy environment in which the Company does business and the individual’s interest in the communities served by the Company. Other factors include an individual’s personal character, integrity and financial acumen. For candidates with prior experience as a Director of the Company or one of its subsidiaries, the candidate’s record of service will be an important factor in evaluating the desirability of the candidate’s continuing service as a Director. Generally, Directors may not serve on the boards of more than two other public companies and may not serve on the board of any other public company whose principal business is financial services.

The Governance Committee will employ its own search protocols to identify new candidates for Director, as well as seek suggestions from Management and review suggestions from shareholders. The Governance Committee applies the same screening process to all suggested candidates, regardless of the source. The Board of Directors will give substantial weight to the recommendations of the Governance Committee in selecting nominees for election as Directors of the Company and in its appointment of interim Directors. Under normal circumstances, the Board will not select nominees, including incumbent Directors, who have not been recommended by a majority of the members of the Governance Committee. For information on how a shareholder may participate in the Director nomination process, see “Shareholder Submissions of Director Nominee” on page 41.

Nominee and Director Biographies

We have prepared the following director biographies to provide shareholders with detailed information about each Director, including his or her area of strength in the factors noted above. No specific minimum qualification standards have been established.

Background information regarding our Director Nominees

The following is background information on our four current “Class B” Directors, each of whom has been nominated by the Board for re-election at this Annual Meeting. If elected, their terms will expire at the 2015 Annual Meeting:

John J. Carusone, Jr., age 70, has been a Director of the Company since 1996 and a Director of our subsidiary bank, Saratoga National Bank and Trust Company (“SNB”). Mr. Carusone is an attorney with the law firm, Carusone & Carusone, located in Saratoga Springs, New York. Mr. Carusone received his Bachelor’s Degree from Hamilton College and his law degree from Albany Law School. Mr. Carusone has served on the Board of our subsidiary bank, SNB, since its inception in 1988, and has practiced law in the greater Saratoga Springs community for over forty years providing a unique perspective with respect to that community.

Michael B. Clarke, age 65, is a Director of the Company and a Director of our subsidiary bank, GFNB, having served on both Boards since 2006 when he returned to the area. Prior to his relocation out of the area, Mr. Clarke also served as a Director of the Company from 1988 to 1999 and as a Director of GFNB from 1987 to 1999. Since 2005, Mr. Clarke has been a Management Consultant with Bradshaw Consulting, Inc., Lake George, New York. Prior to that, he served as President of the Midwest Division of Buzzi Unicem, USA, from 2004 to 2005. Prior to that, Mr. Clarke was the Chief Executive Officer of Lone Star Industries from 1999 to 2004, and from 1985 to 1999 he was the President of Glens Falls Cement Company. All of these companies were engaged in the business of cement manufacturing. Mr. Clarke has a Bachelor’s Degree from McGill University and a Master’s Degree from Harvard University. In addition to his executive experience at the cement companies, Mr. Clarke has a finance background and a long-standing historical knowledge of the Company.

David G. Kruczlnicki, age 59, has been a Director of the Company and a Director of GFNB since 1989. Mr. Kruczlnicki is the President and Chief Executive Officer of Glens Falls Hospital, a regional medical center employing over 3,000 persons. Mr. Kruczlnicki received a Bachelor’s Degree from Siena College and a Master’s Degree from Rensselaer Polytechnic Institute. Mr. Kruczlnicki serves on the Board of Directors of several health-related affiliates of Glens Falls Hospital as well as Pruyn & Company, a local closely-held paper company. Mr. Kruczlnicki has experience as a health care executive with finance and human resources experience as well as extensive directorship experience at numerous private and regional organizations.

David L. Moynehan, age 66, has been a Director of the Company since 1987 and a Director of GFNB since 1986. Mr. Moynehan is the President and owner of Riverside Gas & Oil Co., Inc., a motor fuels distributor and convenience store retailer and Riverside Real Estate Associates, Inc., a related real estate holding company. Mr. Moynehan holds a Bachelor’s Degree from Providence College and an MBA Degree from the University of Denver. As a long-time Director of the Company and its principal subsidiary, Mr. Moynehan has a long-standing historical knowledge of the Company. Mr. Moynehan has also served on several local and regional economic development boards and, with his chain of convenience stores, has a thorough knowledge of the communities the Company serves.

Voting Item 1 – Election of Four Class B Directors

Item 1 at the 2012 Annual Meeting is the election of four Class B Directors to a three-year term expiring at the Annual Meeting of Shareholders in 2015 and/or until his successor is elected and qualified.

Vote Recommendation:	Your Board of Directors recommends that you vote “For” each of the Board’s four Class B Director nominees, John J. Carusone, Jr., Michael B. Clarke, David G. Kruczlnicki and David L. Moynehan.

Background information regarding our Continuing Directors

The following is background information on our four continuing “Class C” Directors. The current term of the “Class C” Directors will expire at the 2013 Annual Meeting of Shareholders:

Herbert O. Carpenter, age 74, has been a Director of the Company since 2007 and a Director of GFNB since 2004. Mr. Carpenter is the Chairman of the Board of The Northeast Group, a printing, warehousing and distribution company located in Plattsburgh, New York. Mr. Carpenter founded Northeast Printing and Distribution Company in 1981 and served as its President and Chief Executive Officer until 2006. Mr. Carpenter has served as a lecturer at SUNY Plattsburgh School of Business & Economics since 2006, and teaches Business Ethics and Seminar in Professionalism. Mr. Carpenter is the founder and publisher of Strictly Business, a monthly business magazine for Northern New York State. From 1959-1981, Mr. Carpenter served on the City of Plattsburgh Police Department, retiring as Chief of Police in 1981. Mr. Carpenter holds both a Master’s Degree and a Bachelor’s Degree from SUNY Plattsburgh. Mr. Carpenter has extensive business and entrepreneurial experience and broad-based civic and community service in the northern New York State area the Company serves.

Gary C. Dake, age 51, has been a Director of the Company since 2003 and a Director of SNB since 2001. Mr. Dake is President of Stewart’s Shops Corp., a large, privately-owned vertically integrated, multi-state convenience store chain, and of Stewart’s Processing Corp., an affiliated dairy manufacturing and processing company. Mr. Dake holds a Bachelor’s Degree from St. Lawrence University. Mr. Dake has extensive experience with large business operations as a result of his management of Stewart’s, which also gives him a unique and extensive understanding of the many communities the Company serves.

Mary-Elizabeth T. FitzGerald, age 72, has been a Director of the Company and a Director of GFNB since 2001. Mrs. FitzGerald was the Executive Director of the Tri-County United Way from 1986 to 1998. Mrs. FitzGerald has also served as Director of Medical Records, Consultant and Accreditation Coordinator for hospitals in each of the areas in which she has lived and as Quality Assurance Coordinator at the Adirondack Professional Standards Review Organization. Mrs. FitzGerald received her Bachelor’s Degree from Colby-Sawyer College and Massachusetts General Hospital. Mrs. FitzGerald has a strong background in professional standards and multi-board trustee experience and service with several local community organizations.

Thomas L. Hoy, age 63, has been a Director of the Company since 1996 and a Director of GFNB since 1994. Mr. Hoy has served as Chairman, President and Chief Executive Officer of the Company since 2004, as President since 1996, as Chief Executive Officer since 1997, and served as President of GFNB from 1995 to June 2011. Mr. Hoy’s career with GFNB started in 1974 as a Management Trainee and he served in the Trust and Investment Division of GFNB in various roles before being named President in 1995. Mr. Hoy also was elected to serve on the Board of Directors of the Federal Home Loan Bank of New York, beginning January 1, 2012. Mr. Hoy holds a Bachelor’s Degree from Cornell University. Mr. Hoy’s expertise in the banking, investment and financial services industries and his long tenure of 37-plus years serving in various capacities with the Company and its subsidiaries provide the Board with invaluable experience and expertise.

The following is background information on our three continuing “Class A” Directors. The current term of the “Class A” Directors will expire at the 2014 Annual Meeting of Shareholders:

Elizabeth O’Connor Little, age 71, has been a Director of the Company and a Director of GFNB since 2001. Senator Little is a New York State Senator representing the 45th District since 2003. Prior to that, Senator Little served as a Member of the New York State Assembly representing the 109th District from 1995-2002 and the At-Large Supervisor to the Warren County Board of Supervisors from 1986-1991. Senator Little received a Bachelor’s Degree from the College of St. Rose. Other factors considered with respect to Senator Little’s nomination include her organizational leadership skills and community involvement as a state politician as well as her experience on numerous state commissions and councils. The vast majority of our bank branches and offices are located in Senator Little’s District, which allows her a unique perspective on the issues that affect the Company.

John J. Murphy, age 60, has been a Director of the Company since 2007 and a Director of GFNB since 2003. Before his retirement on December 31, 2006, Mr. J. Murphy served as Executive Vice President, Treasurer and Chief Financial Officer of the Company and as the Senior Executive Vice President and Chief Financial Officer of GFNB. Mr. J. Murphy started his career with GFNB in 1973 as a Management Trainee, served three years as Credit

Department Manager, and 30 years in the Accounting Division, 23 of those years as Chief Financial Officer. Mr. J. Murphy has a Bachelor’s Degree from Niagara University. Mr. J. Murphy’s expertise in the banking, investment and financial services business and his long tenure of 33 years as an employee and, since his retirement, another five years as a Director of the Company and GFNB, provide the Company with experience and expertise in these areas.

Richard J. Reisman, D.M.D., age 66, has been a Director of the Company and a Director of GFNB since 1999. Dr. Reisman is an Oral and Maxillofacial Surgeon and serves as Chairman of the Section of Dentistry at Glens Falls Hospital, a regional medical center. Dr. Reisman received his Bachelor’s Degree from the University of Massachusetts-Amherst, his D.M.D. from Harvard University and did his oral surgery residency at the Mt. Sinai Hospital in New York City. Dr. Reisman is a member of the New York State Board for Dentistry. Dr. Reisman’s oral surgery practice in our community and his service for Glens Falls Hospital provide the Board with both small business acumen and large business organization experience and expertise.

Corporate Governance

The Board has adopted Corporate Governance Guidelines to provide the framework within which the Company’s Directors and Executive Officers manage the business and affairs of the Company. The Company’s business is managed under the direction and oversight of the Board. The Board appoints the Company’s Chief Executive Officer and other Executive Officers who are responsible for the day-to-day operation of the Company’s business. The Board’s primary responsibilities are to oversee Management and to consider and make determinations regarding significant corporate transactions or material changes in the Company’s core business. In exercising its business judgment, the Board acts in what it reasonably believes to be the best interests of the Company and its shareholders. At least once each year, the Board will review the Company’s long-term strategic plans and key issues. The Board of Directors of the Company may elect a Lead Director from the independent Directors of the Company to serve as a liaison between the Chairman and the independent or non-Management Directors and to have such other duties and responsibilities as shall be determined by the Board of Directors, including chairing the Executive Sessions of the independent Directors.

The Governance Committee of the Board is responsible for reviewing with the full Board, on an annual basis, the requisite skills and characteristics of all Board members, as well as nominees, and the composition of the Board as a whole. This assessment will include whether individual members qualify as independent under applicable law and guidelines, as well as consideration of diversity, age, skills, and experience of the Directors as a group in the context of the needs of the Board. The Board will consist of a majority of Directors who meet the criteria for independence that is required by NASDAQ® as well as any other applicable laws, rules and regulations in effect at the time of review.

The Board is divided into three classes, one class to be elected each year by the Company’s shareholders for a term of three years. The Governance Committee will identify and recommend to the full Board suitable candidates for nomination for Director. In making its recommendations, the Committee will consider any proposals properly received by it from shareholders for Director Nominees. Shareholders may propose a Director candidate for consideration by the Committee by following the rules set forth in “Shareholder Submissions of Director Nominee” on page 41. The Committee’s recommendations of candidates for nomination will be based on its determination as to the suitability of the particular individuals, and the slate as a whole, to serve as Directors of the Company, taking into account the criteria discussed above. Additionally, when evaluating incumbent Directors that are up for nomination to a new term, the Governance Committee considers each Director’s attendance at meetings of the Board and its committees. See “Director Nomination Process” on page two, for a discussion of additional criteria for the selection of our Directors for nomination.

The Board does not believe that Directors should be subject to term limits. While term limits may in some cases enhance the flow of fresh ideas and viewpoints in the Boardroom, they may also result in the loss of knowledgeable and experienced Directors, who typically develop, over a period of time, increasing insight into the Company and its operations. The Governance Committee will apply, however, the same general principles of suitability, character, experience and background to incumbent Directors who are up for reelection as it applies to new candidates for Director, with due consideration for the prior performance of any such incumbent Director. Additionally, the Company’s By-Laws provide that Directors will retire from the Board at the first Annual Meeting of shareholders held on or after they attain the age of 75.

Board Committees

The Board has three primary committees: the Audit Committee, the Compensation Committee and the Governance Committee. The Board may from time to time establish or maintain additional committees, as it deems necessary or appropriate. All of the members of these Committees are comprised of independent Directors as defined below under applicable law, rules and regulation. Committee members are appointed or re-appointed annually by the Board upon the recommendation of the Governance Committee, with consideration of the qualifications and preferences of individual Directors. The Board gives consideration to periodically rotating committee members, to the extent feasible under applicable laws and regulations governing the membership requirements of the committees, but the Board does not believe that rotation should be mandated as policy, nor that service by a Director on a Committee should be subject to term limits.

Each of the three Committees has its own charter. Each Committee charter sets forth the purposes, goals and responsibilities of the Committee as well as the qualifications for Committee membership, procedures for appointing Committee members, Committee structure and operations, and policies for the Board oversight of the Committee. Each Committee will have the power to hire, at the Company’s expense, independent legal, financial, accounting, compensation or other consultants, as the members may deem necessary and appropriate, consistent with the overall authority to retain such advisors as set forth in the Committee’s charter, including budgeting or professional conditions and limitations. Management approval will not be required for engagement of consultants, although Management normally will be advised and consulted prior to any such engagement to avoid, among other things, conflicts of interest.

The Audit Committee currently consists of Directors Clarke, FitzGerald, Kruczlnicki and Reisman. Mr. Clarke serves as Chairman of this Committee. The Audit Committee’s primary duties and responsibilities are to select and appoint the independent auditors each year, monitor the independence and performance of the Company’s independent auditors and internal audit department, monitor the quality and integrity of the Company’s financial reporting process and systems of internal controls regarding financial, accounting and legal compliance, and provide a means of communication among the independent auditors, Management, the internal audit department and the Board of Directors. The Audit Committee also reviews business or financial transactions between the Company and related parties such as the transactions with an individual Director or a company in which such Director has an interest. In accordance with applicable rules, the Audit Committee must specifically approve in advance all services performed by the independent auditor, including audit and audit-related services and non-audit services. The Audit Committee met four times during 2011 and all Committee members attended each of these Committee meetings. For additional information, see “Audit Committee Report” on page 38.

The Compensation Committee currently consists of Directors Carusone, Clarke, Dake, Kruczlnicki and Little. Mr. Carusone serves as Chairman of the Compensation Committee. Director Reisman served on this Committee from 2008 to 2011, at which time he was replaced by Director Little. The Compensation Committee’s principal responsibility is to review and approve, not less often than annually, all aspects of the compensation arrangements and benefit plans covering our Executive Officers, including the Chief Executive Officer, subject, where appropriate, to full Board approval. The Compensation Committee also periodically reviews the compensation of our Board of Directors and makes recommendations to the full Board with respect to the types and amounts of compensation payable to the Directors for service on the Board and Board Committees. The Compensation Committee also consults with Management and provides general oversight of the compensation and benefit programs and policies for employees generally. The Compensation Committee met three times during 2011 and all Committee members attended each of these Committee meetings. For additional detail regarding executive compensation and the role of the Compensation Committee, see “Compensation Discussion and Analysis,” beginning on page 12.

The Governance Committee currently consists of Directors Carpenter, Carusone, Dake, FitzGerald, Kruczlnicki and Little. Mr. Kruczlnicki serves as Chairman of the Governance Committee. The Governance Committee met three times during 2011 and all Committee members attended each of these Committee meetings. The Governance Committee is specifically charged with the responsibility to establish procedures with respect to the Director nomination process, to review and consider Director nominees and make recommendations to the Board regarding nominees, to review and recommend practices and policies concerning corporate governance, to review annually and report to the Board considering the independence of our Directors under applicable law, to review annually and report to the Board considering the performance of our Board of Directors, to review periodically and make recommendations regarding Company codes of conduct and ethics policies for our Directors, executive officers and employees and with respect to our Committee charters, and to review Director training initiatives.

In addition to the three Committees referenced above, the Board also has an Executive Committee. The main purpose of the Executive Committee is to act on matters that require immediate attention at a time when it is impractical or inconvenient to convene the entire Board to take such action. The Executive Committee has the full authority of the Board, except for restrictions established under the law or our governing documents. For example, the Committee is not authorized pursuant to our By-Laws to make submissions to shareholders needing shareholder approval, fill vacancies on the Board or any of its Committees, fix compensation of the Board, make changes to the By-Laws or repeal any prior resolution of the Board. Because the Board believes that proper governance is to have the entire Board involved in the Company’s decision process, the Board strives to keep meetings of the Executive Committee to a minimum. The Executive Committee is comprised of the Chairman of the Board, each of the Board Committee Chairs, plus the Lead

Director, if different. Mr. Carusone (Compensation), Mr. Clarke (Audit and Lead Director), Mr. Hoy (Chairman of the Board) and Mr.
Kruczlnicki (Governance) currently serve on the Executive Committee. As noted below, Mr. Moynehan served as Lead Director until January, 2012 and served on the Executive Committee until that time. The Executive Committee met once during 2011 and all members were in attendance.

In addition to regular Board and Committee meetings, the independent members of the Board periodically meet in Executive Session to discuss any matters deemed relevant to the Company’s operation and condition. No current or former members of Management are in attendance during these Executive Sessions. These sessions are chaired by a Lead Director, who is an independent Director periodically appointed by the independent Directors acting as a group. The Lead Director currently is Mr. Clarke, who began serving in that capacity in January, 2012. Prior to that and beginning in January, 2010, Director Moynehan served as Lead Director. The Lead Director will poll independent Directors at each Company Board meeting and, if there is a consensus to do so, an Executive Session will be held.

In 2011, the Board had six regularly scheduled meetings, three special Board meetings and 11 separate Committee meetings. During 2011, each of the Directors of the Company attended all regular and special meetings of the Board and all Board committee meetings on which the Director served, i.e. there was 100% attendance at Board and Committee meetings in 2011. All Directors are encouraged to attend our 2012 Annual Meeting and all but one of our Directors attended the 2011 Annual Meeting.

Complete copies of each of the current charters of the Audit Committee, the Compensation Committee and the Governance Committee, as well as a copy of the Corporate Governance Guidelines, the Business Code of Ethics and the Financial Code of Ethics are available on our website at www.arrowfinancial.com under the link “Corporate Governance.”

Director Independence

It is the responsibility of the Board of Directors to review the independence and qualification of each member of our Board of Directors. Under the NASDAQ® stock market listing standards, a majority of the members of the full Board must be independent as defined in those standards. The Board has determined that the following nine Directors qualify as independent Directors: Directors Carpenter, Carusone, Clarke, Dake, FitzGerald, Kruczlnicki, Little, Moynehan and Reisman. Mr. Hoy is not independent due to his position as our President and Chief Executive Officer. Mr. J. Murphy is not independent due to his prior service as our Chief Financial Officer and his continuing service as a consultant to the Company under a Consulting Agreement with the Company described in “Director J. Murphy Consulting Agreement” on page 37.

In making the independence determination for the individual Directors, the Board considers transactions and relationships between the Company and its subsidiaries, on the one hand, and each Director and/or his or her immediate family or businesses controlled by the Director, on the other hand. The Governance Committee considers the objective standards that Directors must meet under the NASDAQ® standards as well as a variety of subjective factors, including particular or unique relationships between the Company and the Director, even if they do not exceed the specific dollar threshold that would disqualify the Director from being independent. In particular, the Governance Committee considered the following 2011 transactions between the Company and certain of its Directors in its assessment of independence of those Directors:

•
Director Carpenter: As noted in his biography on page four, Mr. Carpenter is the Chairman of the Board of The Northeast Group, a printing, warehousing and distribution company located in Plattsburgh, NY which has a subsidiary, Northeast Printing and Distribution Company that owns and publishes Strictly Business, a monthly business magazine. During 2011, GFNB made payments to Northeast Printing and Distribution Company for printing and to the Strictly Business magazine for advertising. The Governance Committee determined that these payments were below the NASDAQ® objective limit for independence and that the payments were not material in amount and, therefore, did not compromise the independence of Mr. Carpenter.

•
Director Carusone: As noted in his biography on page three, Mr. Carusone is an attorney in a local law firm, Carusone & Carusone. During 2011, SNB made payments to Carusone & Carusone as a retainer for legal services to be rendered by the firm to or on behalf of SNB. Additionally, Mr. Carusone received payments from certain SNB loan customers in connection with his representation of SNB at loan closings. The Governance Committee determined that the payments received by Mr. Carusone were well below the NASDAQ® objective limit for independence, were not material in amount and did not compromise the independence of Mr. Carusone.

•
Director Dake: As noted in his biography on page four, Mr. Dake is President of Stewart’s Shops Corp., a large, privately-owned corporation that owns and operates a regional chain of convenience stores. During 2011, our subsidiary banks made payments to Stewart’s Shops Corp. for rent of leased space and other immaterial purchases. The Governance Committee determined that these payments were below the NASDAQ® objective limit for independence, and that the payments were not material to the Company, its subsidiary banks, or Stewart’s Shops Corp., and, therefore, did not compromise the independence of Mr. Dake. See “Related Party Transactions” on page 37 for further information on these transactions.

There were no “Compensation Committee interlocks,” as defined under the Securities and Exchange Commission (“SEC”) disclosure rules, in existence during fiscal year 2011. No member of the Compensation Committee is a current or former employee of the Company or any of its subsidiaries. No member of the Compensation Committee had substantial business dealings with the Company during 2011, except as noted above.

In addition to meeting the independence standards of NASDAQ®, the Governance Committee and the Board of Directors have determined that Directors Clarke, FitzGerald, Kruczlnicki and Reisman each qualify as independent under the SEC’s Audit Committee independence requirements and that Directors Clarke and Kruczlnicki each qualify as an “Audit Committee Financial Expert” as defined by the SEC rules.

No family relationship exists between any two or more of the nominees, Directors or Executive Officers of the Company or its subsidiaries, except that the wives of Director Moynehan and Director J. Murphy are sisters.

Board Leadership Structure

Our President and Chief Executive Officer, Mr. Hoy, also serves as Chairman of the Board. Mr. Hoy did not always serve in both positions, having served for several years as President and CEO of the Company under our previous Chairman and only assuming the role of Chairman following the prior Chairman’s retirement in 2005. The Board believes that this structure has served the Company well since then and that it continues to be the appropriate structure for our Company and our shareholders. This structure demonstrates the Board’s full confidence in Mr. Hoy’s strong leadership and expertise, who has primary responsibility for managing the Company’s operations and for guiding, assisting and being responsive to the Board in carrying out its oversight functions. The Company has a Board comprised largely of independent Directors (nine of 11), who in addition to attending Board and Committee meetings on which they serve, meet in Executive Session without inside Directors present whenever they deem it appropriate to do so. The Lead Director chairs these meetings of the independent Directors and serves as a liaison between the Chairman and the independent Directors. Mr. Clarke, who is also the Chairman of the Audit Committee, currently serves as our Lead Director, which service began in January, 2012. Prior to that, Director Moynehan served as our Lead Director. This oversight of the Lead Director combined with the Company’s overall corporate governance structure, policies and practices as outlined above minimize any conflict caused by having one person serve as both CEO and Chairman of the Board. The Governance Committee and the independent Directors of the Board will evaluate the Board’s leadership structure as part of its regular review of corporate governance and succession planning, to ensure that it remains best suited for our Company and our shareholders.

Board Risk Oversight

Our Board of Directors has responsibility for the oversight of risk management within our Company. Our Board and its Committees regularly discuss and review with Management the areas of material risk exposure, the potential impact on the Company, the steps taken to monitor our exposure to these risks and the controls adopted to mitigate such risk exposure. Our Committees assist the Board in fulfilling its oversight responsibilities throughout the year, as follows:

•
The Audit Committee reviews financial risk exposures through monitoring the independence and performance of the Company’s internal and external auditors and the quality and integrity of the Company’s financial reporting process and systems of internal controls.

•
The Governance Committee focuses on the management of risks associated with Board organization, membership and structure, through the nomination process and independence assessment, the organizational and governance structure of the Company, and periodic review of Board practices and policies concerning corporate governance and the performance of the Board.

•
The Compensation Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks arising from our compensation policies and programs, through its review of all aspects of the compensation paid to Executive Officers, Directors and employees in general, and its assessment of the ways, if any, in which the various types and amounts of compensation paid to these individuals may, as an unintended consequence, incentivize them to take action or engage in activities that expose the Company to inappropriate risks, and if so, to modify those compensation practices appropriately.

In addition to these Board Committees, the Company has established the Enterprise Risk Management (“ERM”) Committee at the Management level to assist the Board by providing reasonable assurance regarding the achievement of the Company’s strategic objectives and to enhance the long term value of the Company. The ERM Committee uses a Board-approved program, applied both in a strategy setting and across the enterprise, designed to identify potential and actual risks that may affect the Company. Our ERM Program is based on criteria established in the document entitled Enterprise Risk Management – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Directors receive periodic reports from the ERM Committee. The ERM Committee is chaired by our Chief Financial Officer and includes senior managers, specifically designated members of the Senior Management team and other individuals as appropriate.

Section 16(a) Beneficial Ownership Reporting

The Company’s Executive Officers and Directors, as well as any 10% shareholders of the Company, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports with the SEC regarding their ownership of our stock, including changes in their stock ownership. The Company has received and reviewed copies of these reports filed by the Company’s Director and Executive Officers during 2011, along written statements received from the Directors and Executive Officers stating they were not required to file any additional reports. Based solely on our review of the 2011 reports and statements, all of the Section 16(a) reports required to be filed by our Directors and Executive Officers were timely filed.

Named Executive Officers

Our Chief Executive Officer, Mr. Hoy, is also a Director. Please refer to his biography on page four under the “Nominee and Director Biographies” section of this Proxy Statement. The following information pertains to the Company’s other Named Executive Officers, i.e. Executive Officers who are not Directors of the Company:

Thomas J. Murphy, CPA, age 53, has served as our Senior Executive Vice President and as President of GFNB since July 1, 2011. Mr. T. Murphy has also served as Corporate Secretary since 2009, Senior Trust Officer of GFNB since 2010 and Cashier of GFNB since 2009. Mr. T. Murphy became a Vice President of the Company beginning in 2009. Mr. T. Murphy previously served as Assistant Corporate Secretary of the Company (2008-2009), Senior Vice President of GFNB (2008-2011) and Manager of the Personal Trust Department of GFNB (2004-2011). Mr. T. Murphy started with the Company in 2004.

Terry R. Goodemote, CPA, age 48, has served as our Executive Vice President and Senior Executive Vice President of GFNB since July 1, 2011. Mr. Goodemote also serves as the Chief Financial Officer and Treasurer of the Company and GFNB. Mr. Goodemote was first appointed Chief Financial Officer and Treasurer of the Company and GFNB on January 1, 2007. Prior to becoming Chief Financial Officer, Mr. Goodemote served as Senior Vice President and Head of the Accounting Division of GFNB. Mr. Goodemote started with the Company in 1992.

David S. DeMarco, age 50, has served as our Senior Vice President since May 1, 2009. Mr. DeMarco also has served as our Executive Vice President and Head of the Branch, Corporate Development, Financial Services, Insurance & Marketing Group of GFNB since January 1, 2003. Mr. DeMarco started with the Company in 1987.

Raymond F. O’Conor, age 56, has served as our Senior Vice President since May 1, 2009. Mr. O’Conor also has served as the Chairman, President and Chief Executive Officer of SNB since April 2007. Prior to that, Mr. O’Conor was President and CEO of SNB since January 1, 1996. Mr. O’Conor started with the Company in 1985.

Stock Ownership Information

The following table sets forth the beneficial ownership of the Company’s common stock, under SEC rules, as of the March 1, 2012 record date, by:

(i)	each Director, Nominee Director and Executive Officer of the Company, and

(ii)	all Directors and Executive Officers as a group.

Beneficial ownership includes all shares of common stock as to which the individual has sole or shared voting power or investment power and all shares that the individual has the right to acquire within 60 days of the March 1, 2012 record date, through the exercise of any option, warrant or right. There were 11,895,148 shares of our common stock outstanding on March 1, 2012.

Directors and Executive Officers	Shares Owned		Percent (a)
Herbert O. Carpenter	14,225	(b)	*
John J. Carusone, Jr.	8,852	(c)	*
Michael B. Clarke	22,300	(d)	*
Gary C. Dake	19,779	(e)	*
David S. DeMarco	39,214	(f)	*
Mary-Elizabeth T. FitzGerald	11,576	(g)	*
Terry R. Goodemote, CPA	24,434	(h)	*
Thomas L. Hoy	224,920	(i)	1.88%
David G. Kruczlnicki	20,140	(j)	*
Elizabeth O’C. Little	12,642	(k)	*
David L. Moynehan	27,221	(l)	*
John J. Murphy	56,806	(m)	*
Thomas J. Murphy, CPA	17,871	(n)	*
Raymond F. O’Conor	73,137	(o)	*
Richard J. Reisman	24,308	(p)	*

Total Shares of Directors and Executive Officers as a Group (15 persons)	597,425	(q)	4.96%

(a)	The use of an asterisk (“*”) denotes a percentage of less than 1%.

(b)	Includes 12,619 shares held directly by Mr. Carpenter and 1,606 shares subject to options exercisable within sixty (60) days.

(c)	Includes 7,246 shares held directly by Mr. Carusone and 1,606 shares subject to options exercisable within sixty (60) days.

(d)	Includes 3,644 shares held directly by Mr. Clarke, 17,050 shares held directly by Mr. Clarke’s wife in a revocable trust, and 1,606 shares subject to options exercisable within sixty (60) days.

(e)	Includes 18,302 shares held directly by Mr. Dake and 1,477 shares subject to options exercisable within sixty (60) days.

(f)
Includes 61 shares held directly by Mr. DeMarco, 14,977 shares held in Mr. DeMarco’s account under the Company’s Employee Stock Ownership Plan (“ESOP”), and 24,176 shares subject to options exercisable within sixty (60) days.

(g)	Includes 9,984 shares held directly by Mrs. FitzGerald and 1,592 shares subject to options exercisable within sixty (60) days.

(h)
Includes 2,529 shares held directly by Mr. Goodemote, 68 shares held as custodian for his child, 7,203 shares held in Mr. Goodemote’s account under the ESOP, and 14,634 shares subject to options exercisable within sixty (60) days.

(i)
Includes 98,401 shares held directly by Mr. Hoy, 10,627 shares held in Mr. Hoy’s individual retirement account, 713 shares held in Mr. Hoy’s 401(k) retirement account, 2,881 shares held directly by Mr. Hoy’s wife, 2,412 shares held by Mr. Hoy’s wife in an individual retirement account, 45,717 shares held in Mr. Hoy’s account under the ESOP, 3,281 shares held in a Hoy family irrevocable trust as to which Mr. Hoy is grantor and 60,888 shares subject to options exercisable within sixty (60) days.

(j)	Includes 18,545 shares held directly by Mr. Kruczlnicki and 1,595 shares subject to options exercisable within sixty (60) days.

(k)	Includes 11,036 shares held directly by Senator Little and 1,606 shares subject to options exercisable within sixty (60) days.

(l)	Includes 21,408 shares held directly by Mr. Moynehan, 4,207 shares held jointly by Mr. Moynehan with his wife, and 1,606 shares subject to options exercisable within sixty (60) days.

(m)	Includes 16,109 shares held directly by Mr. J. Murphy, 30,734 shares held jointly by Mr. J. Murphy with his wife, and 9,963 shares subject to options exercisable within sixty (60) days.

(n)
Includes 2,261 shares held directly by Mr. T. Murphy, 8,755 shares held in Mr. T. Murphy’s individual retirement account, 861 shares held in Mr. T. Murphy’s account under the ESOP, and 5,994 shares subject to options exercisable within sixty (60) days.

(o)	Includes 30,923 shares held directly by Mr. O’Conor, 20,340 shares held in Mr. O’Conor’s account under the ESOP, and 21,874 shares subject to options exercisable within sixty (60) days.

(p)	Includes 22,288 shares held directly by Dr. Reisman, 472 shares held directly by Dr. Reisman’s wife, and 1,548 shares subject to options exercisable within sixty (60) days.

(q)	Includes an aggregate of 151,771 shares subject to options exercisable within sixty (60) days.
The following table sets forth the beneficial ownership of the Company’s common stock as of the December 31, 2011, by the only person known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock. Beneficial ownership includes all shares of common stock as to which the person has sole or shared voting power or investment power.

5% Shareholder:

BlackRock, Inc.	691,505	(a)	5.86%
40 East 52nd Street
New York, NY 10022

(a)
The listed number of our shares and percentage ownership of the Company’s common stock by BlackRock, Inc. is based solely upon a Schedule 13G, Amendment No. 2, filed by BlackRock, Inc. on February 13, 2012 with the Securities and Exchange Commission. In that amendment, BlackRock, Inc. reported that as of December 31, 2011, it had sole and dispositive voting power over all of these shares. BlackRock, Inc. is an asset management company that provides asset management services to numerous mutual funds.

Our subsidiary banks, GFNB and SNB, in their capacity as fiduciary of numerous accounts in their respective Trust Departments, including as trustee of our Employee Stock Ownership Plan (“ESOP”), held 1,640,340 shares of our common stock, or 13.79% of the total shares outstanding and entitled to vote on our March 1, 2012 record date. GFNB and SNB were the beneficial owners of only a relatively small number of these shares. Other persons, such as the individual ESOP participants, had the sole power to vote and/or direct the disposition of most of these shares. As a result, neither GFNB nor SNB were the beneficial owners of more than 5% of the shares of our common stock outstanding and entitled to vote on the March 1, 2012 record date.

Compensation Discussion and Analysis

Introduction

The Compensation Discussion and Analysis (CD&A) portion of our Proxy Statement is an opportunity for us to provide shareholders of the Company with an explanation of our Named Executive Officer compensation philosophy, programs, policies, and decisions, all within the context of our business environment and performance. Our goal with the CD&A is to present our shareholders a clear, concise and understandable overview of our executive compensation practices. Our CD&A is presented in the following six sections:

1.	Overview of the 2011 Say on Pay and Say on Pay Frequency Advisory Votes

2.	Overview of the Current Business Environment and the Company’s 2011 Performance

3.	The Company’s Compensation Philosophy and Program

4.	The Process for Determining Compensation for Named Executive Officers

5.	2011 and 2012 Executive Compensation Decisions

6.	Other Compensation Policies and Considerations

The following persons are our Named Executive Officers in 2011. The titles listed are as of December 31, 2011. There are no changes to the Named Executive Officers or their titles as of the record date, March 1, 2012:

•	Thomas L. Hoy, Chairman, President and Chief Executive Officer

•	Thomas J. Murphy, CPA, Senior Executive Vice President and Corporate Secretary

•	Terry R. Goodemote, CPA, Executive Vice President, Treasurer and Chief Financial Officer

•	David S. DeMarco, Senior Vice President

•	Raymond F. O’Conor, Senior Vice President

Our Chairman, President and Chief Executive Officer, Mr. Hoy, is also a Director. Please refer to his biography under the “Nominee and Director Biographies” section on page three of this Proxy Statement. See “Named Executive Officers” beginning on page xx for information regarding the Company’s Other Named Executive Officers.

1.	Overview of the 2011 Say on Pay and Say on Pay Frequency Advisory Votes

Last year, shareholders were given the opportunity to vote on an advisory resolution relating to our executive compensation (Say on Pay) and how frequently shareholders would be allowed to vote on our executive compensation (Say on Pay Frequency).

As it relates to Say on Pay, we are pleased to report that 85.98% of voting shareholders approved our executive compensation as presented in last year’s Proxy Statement. We believe this high level of support by our shareholders is a strong reflection on:

•	Our conservative and consistent approach to delivering executive compensation program;

•	The strong alignment between executive compensation and Company and individual performance;

•	The balance in our compensation programs, including a mix of fixed and variable compensation mix, and short- and long-term incentives;

•	Our strong corporate governance protocols, including an independent Compensation Committee and independent Compensation Consultant; and

•	Our best practices and policies, including stock ownership guidelines for executives.

Even with this high level of shareholder support, we will continue to evaluate our compensation program, on both an annual and long-term basis, to ensure it reflects desired philosophy, market and corporate governance best practices, and sound risk management.

Last year, shareholders also had the opportunity to vote on an advisory resolution regarding how frequently shareholders will be allowed an advisory approval vote of the Company’s compensation of its Named Executive Officers. The choice presented to our shareholders last year was to have a say on executive compensation vote every year, every two years, or every three years, or to abstain from this advisory vote. The Board’s recommendation, a three-year frequency for this vote was also approved by 63.36% of voting shareholders. Therefore, the Company will be asking its shareholders to vote on our executive compensation again in 2014.

2.	Overview of the Current Business Environment and the Company’s 2011 Performance

Arrow Financial Corporation is the holding company of two community banks located in northeastern New York State, Glens Falls National Bank and Trust Company (GFNB) and Saratoga National Bank and Trust Company (SNB). Our two regional banks operate and compete in a mature banking market that is characterized by intense and growing competition and high consumer expectations regarding the pricing and delivery of financial products. Weak economic conditions and low consumer confidence fueled by a very poor housing market have resulted in a very low and challenging interest rate environment and all-time low interest margins for the banking industry. The Dodd–Frank Wall Street Reform and Consumer Protection Act was passed into law in 2010 to correct perceived problems in the banking industry but the implementation of these related rules has been delayed, resulting in additional uncertainty and concern for the banking industry and our customers. Because of, and in answer to, increasingly narrow interest margins, during 2011 we increased our investment in the property and casualty insurance line of business. Our principal banking subsidiary, GFNB, acquired two additional property and casualty insurance agencies which are located in and serve the same geographic area as many of our current bank branches.

We believe a key element of our success is the ability of Management to formulate and execute strategic plans that enable us to achieve long-term profitability and growth within acceptable parameters of risk. This discipline, vision and corporate culture have allowed the Company to successfully endure for over 161 years. Despite the challenging environment, we reported a slight increase in our record earnings that was reported last year, while continuing to maintain strong asset quality and capital adequacy ratios. During the past three years, we have exceeded the performance of our industry peers by most financial measures by maintaining our focus on fundamentals and prudent underwriting. Following are selected highlights of our financial, asset quality and shareholder performance results for the year ended December 31, 2011:

•	Net income for the year was $21.933 million.

•	A 3% stock dividend was distributed to our shareholders during 2011 resulting in an increase in cash dividends of 3% year over year.

•	Shareholders’ equity reached $166.385 million at year-end, up 9.3%.

•	Book value per share increased 7.7%.

•	Assets grew by $54 million to $1.963 billion.

•	Nonperforming assets were only 0.41% of total assets as of December 31, 2011.

•	Net loan charge-offs represented just 0.05% of average loans outstanding for the year.

Please refer to the two performance graphs included in our 2011 Annual Report on Form 10-K for 5-year and 10-year comparisons of the total cumulative return (assuming reinvestment of dividends) for our common stock as compared to the Russell 2000 Index, the NASDAQ® Banks Index and the Zacks $1B-$5B Bank Assets Index. These graphs show that the cumulative total return for our stock over both of these periods was greater than the average return for the three selected market indices.

Effective July 1, 2011, Thomas J. Murphy was named Senior Executive Vice President of the Company and President of the Company’s lead subsidiary bank, Glens Falls National Bank and Trust Company (GFNB) and Mr. Terry R. Goodemote was named Executive Vice President of the Company and Senior Executive Vice President of GFNB. Mr. Thomas L. Hoy remains Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of GFNB and Messrs. DeMarco and O’Conor continued in their positions with the Company and their respective positions with GFNB and SNB, respectively.

3.	The Company’s Compensation Philosophy and Program

The purpose of this section is to explain our compensation philosophy, define the various elements of our executive compensation and explain the importance of each element to our overall executive compensation program.

Compensation Philosophy

The purpose and goal of our executive compensation program is to attract and retain key executives and to motivate our executives to improve the Company’s long-term profitability within acceptable risk parameters. Annual determinations regarding executive compensation are based on corporate and individual performance taking into account compensation paid to executives at comparable banks.

Our executive compensation program consists of the following elements: base salary, annual incentives, long-term incentives and benefits. The primary purpose of each element is as follows:

•	Base salary recognizes executives for their fundamental role and contributions to the Company.

•	The annual bonus program is designated to reward Company and individual performance relative to our annual performance goals.

•	The long-term incentive program, which historically has been the granting of stock options, is designed to align the goals of our Named Executive Officers with the goals of our shareholders.

•	The executive benefit program is designed to provide appropriate security and benefits for our Named Executive Officers allowing them to focus on managing the business.

The Company believes that these components work together to create a total compensation program that both aligns pay and performance and supports a balance between the various elements. Our executive compensation program is reviewed at least annually to ensure that various considerations such as security versus performance, fixed versus variable, short-term versus long-term, cash versus equity-based compensation and benefits provided, are and remain appropriate in light of market trends and the Company’s primary business objectives. Our policy and practice is to consider the Company’s performance compared to peer and industry performance, as well as market compensation levels in making our short and long-term compensation decisions to ensure our compensation package effectively reflects performance.

Compensation Program

The purpose of this section is to define the various elements of our executive compensation program so that you understand each item and how it is designed to reward our Named Executive Officers.

•	Base Salary

In setting or adjusting base salary levels for our Named Executive Officers, the Company considers the following factors: the executive’s position, individual performance, contribution to the Company’s success, market salaries for similar positions, experience in that position, industry merit budgets, the Company’s overall financial performance and the individual’s role in that performance. Base salaries for the Named Executive Officers are reviewed and approved annually by the Compensation Committee, usually in January so that the Compensation Committee can take into account results from the prior fiscal year-end performance. Other factors considered by the Compensation Committee include leadership and professional standing in the field of banking and financial services, commitment to the community, and current market pay position relative to market benchmarking.

•	Short-Term Incentive Plan (STIP) Annual Bonus

The Company’s Short-Term Incentive Plan (“STIP”) is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The Compensation Committee considers multiple inputs including specific financial goals, but the final decision for awarding a STIP bonus each year is intended to allow for the Compensation Committee’s complete discretion in assessing performance, including industry and individual performance or any other considerations the Compensation Committee determines are important to maintaining a proper pay-for-performance relationship. If circumstances arise such as major corporate transactions, unforeseen significant changes in the economy or industry-wide developments of an unexpected nature, the Compensation Committee may review and revise pre-established performance targets during the year. The Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an Executive will receive a STIP bonus for the year and, if so, the amount of this bonus. As a discretionary bonus program, no executive has a contractual right to a payment under the STIP.

Each year, the Compensation Committee sets performance goals for the Company and target awards for the Named Executive Officers. Target awards are administered in a manner that encourages high performance. The Compensation Committee sets challenging annual goals that will result in payouts only in years of successful financial performance by the Company. The target incentive awards are defined as a percentage of that Executive’s base salary. For 2011, the STIP bonus target incentive awards were 40% of base salary for Mr. Hoy and 25% of base salary for Messrs. T. Murphy, Goodemote, DeMarco and O’Conor. Mr. T. Murphy’s STIP bonus target incentive award was originally 15% of base salary, but was increased to 25% of base salary in connection with his July 1, 2011 promotion. Mr. T. Murphy’s target award was payable based on his increased salary and his increased target percentage of 25% of base salary, effective July 1, 2011.

The pool for the annual STIP bonus plan is generally designed based on the total target awards for that year, but may be adjusted up or down based on Company performance. This adjustment is generally 5% of the target award for each 1% difference from the Company performance goal, with the following limitations:

•	There will be no target incentive payout if the Company performance is less than 90% of target performance.

•	If the Company performance is greater than 110% of the measurement goal, the target incentive payout is capped at 150% of the target incentive award established that year.

The determination of the annual STIP bonus awards for the Named Executive Officers consists of a three-part process:

•
Company Performance. The first part of the three-part process is assessing the Company’s performance on a weighted combination of five financial performance measures, which the Compensation Committee believes provide an appropriate portfolio of performance goals and a balanced perspective while ensuring sound risk management. The five measures are Internal Net Operating Earnings (Internal NOE), Return on Equity (ROE), Efficiency Ratio, Non-Performing Loans and Net Charge-Offs.

In measuring net income for STIP bonus award purposes, the Compensation Committee uses Internal NOE. Internal NOE is different from United States Generally Accepted Accounting Principles (“GAAP”), in that Internal NOE represents the net income of the Company before taking into account significant nonrecurring items, net of tax. The significant non-recurring items are reviewed by the Compensation Committee on a case-by-case basis to determine if the item would have a significant impact on the Company’s performance and therefore, have an impact on the annual STIP bonus awards made to our Named Executive Officers. It is the intent of the Compensation Committee to ensure that decisions regarding the annual STIP bonus awards are not impacted by an item that is not deemed to be in the normal course of business operations, and that eliminating such items from the award review process eliminates any decision-making by Named Executive Officers merely to affect the year-end earnings for bonus purposes. In years where there are no significant nonrecurring items, the Company’s Internal NOE and GAAP net income will be the same.

The following table shows the performance measure and goal weighting for 2011:

Performance Measure	Weighting for Goals
Net Operating Earnings using “Internal NOE”	80.00%
ROE using Internal NOE	5.00%
Efficiency Ratio	5.00%
Non-Performing Loans	5.00%
Net Charge–Offs	5.00%

•
Individual Performance. For the second part of the review, the Compensation Committee performs an overall assessment of the Executive’s performance based on subjective and objective criteria weighted toward Company and team-oriented goals. The Compensation Committee relies on input from the Chief Executive Officer for the Other Named Executive Officers.

•
Relative Weighting of Corporate and Individual Performance. The third and final measurement is calculated using a separate formula, weighting the Company performance and the individual’s performance to gauge and reward the Executive based on his or her position with the Company. Mr. Hoy is evaluated totally on the Company’s performance, while Mr. T. Murphy is evaluated 75% based on Company performance and 25% on individual performance and Messrs. Goodemote, DeMarco and O’Conor are evaluated, 50% based on the Company’s performance and 50% on individual performance.

The Compensation Committee meets annually to determine awards for the past year and establish goals for the upcoming year. The awards are determined after year-end, when the Company’s actual performance is known and performance can be more accurately measured. Although there is a pre-determined formula for determining the dollar amount of the annual STIP bonus award, the Compensation Committee retains full discretion for making STIP bonus awards to all our Named Executive Officers. There have been years in which these awards would have been made based on the formula but were not made to the Named Executive Officers.

•	Long-Term Incentive Compensation

Long-term incentive compensation is provided through the Company’s 2008 Long-Term Incentive Plan (“LTIP”). The LTIP allows for multiple equity forms, such as restricted stock and stock options. However, the Company has never issued restricted stock. Historically, long-term incentive compensation has been provided in the form of stock options, which only provide value to our Named Executive Officers if the Company’s stock price increases. The long-term incentive component of our compensation program is intended to recognize Executive collaboration and drive shareholder value creation, which encourages alignment with our shareholders. Equity awards are discretionary and typically considered by the Compensation Committee at its January meeting in light of the Company and the individual’s prior year performance. The Compensation Committee considers the individual’s contributions made to the Company’s success. Options granted under our LTIP normally vest 25% per year over a four-year period, which reinforces the long-term nature of the grant and promotes retention of our top performers. The exercise price for stock option awards is the current market price of our common stock, that is, the market closing price of the stock on the date of grant. The Company’s annual stock option awards are generally granted at the same time each year, in the month of January shortly after the close of the Company’s fiscal year. Furthermore, the provisions of our LTIP do not allow “backdating” or “reloading” of option grants. Repricing of our stock option grants is not permitted without shareholder approval.

•	Ownership Guidelines

The purpose of the Company’s LTIP is to encourage those individuals who receive awards under the LTIP to acquire and maintain an interest in the Company, thereby aligning the interests of our employees with the interests of our shareholders. In order to better align the interests of the Named Executive Officers with the interests of our shareholders, in January 2011, the Company adopted stock ownership requirements for our Named Executive Officers. Under our Stock Ownership Guidelines, the Named Executive Officers of the Company are required to own a number of shares of the Company’s common stock based on a multiple of three times base salary for the CEO and one times base salary for the other Named Executive Officers. Until the required ownership is attained, the policy restricts the ability of the holder to sell shares of the Company’s common stock obtained through the LTIP. These stock ownership requirements are measured by the Compensation Committee at its June meeting each year, using the data as of December 31st of the previous year. Common shares owned outright or shares held through benefits plans are currently counted toward the stock ownership requirement. Conversely, unvested awards or unexercised stock options do not count towards the stock ownership requirement. Individuals have a pre-set number of years from appointment or promotion as a Named Executive Officer to meet these requirements.

•	Executive Benefits & Perquisites

Generally, Named Executive Officers are eligible for the same general benefits package we offer all our full-time employees, which includes medical, dental, life and long-term disability insurance and qualified retirement plans. In addition, our executive compensation program includes other select benefits summarized below. These benefits are provided in furtherance of the goal of providing Named Executive Officers with a comprehensive and competitive compensation package, taking into consideration both market and best practices. All forms of Executive benefits and perks are reviewed and approved by the Compensation Committee.

•	Retirement and Select Retirement Plans

The Company provides a defined benefit retirement plan, an Employee Stock Ownership Plan (“ESOP”) and a non-matching 401(k) qualified retirement plans to all eligible full-time employees and also provides a nonqualified Select Executive Retirement Plan (“SERP”) to certain Named Executive Officers. There are two components of the SERP: (1) a “makeup” benefit that is designed to provide participants with a level of benefit that they would have received under the qualified plan if there were no limitations on eligible compensation in the Internal Revenue Code, and (2) additional benefits that are granted by the Compensation Committee on a discretionary basis to provide retirement benefits that appropriately reflect the Executive’s service and contribution to the Company. Of our current Named Executive Officers, Mr. Hoy participates in the “makeup” benefit and additional SERP benefit and Mr. O’Conor participates in the “makeup” benefit. The Company’s retirement plan and SERP are further discussed in “Pension Plans” on page 28.

•	Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan for Named Executive Officers, under which they may elect to defer some or all of their salary and bonus until retirement. The deferred amounts accumulate interest at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s principal subsidiary, Glens Falls National Bank and Trust Company. Although all of the Named Executive Officers were eligible to participate, Mr. Hoy was the only active participant of that group during 2011. This deferral plan is further discussed in “Nonqualified Deferred Compensation Table” on page 29.

•	Executive Perquisites

The only perks provided to our Named Executive Officers at this time are the personal use of a company automobile, which is currently provided to Messrs. Hoy, T. Murphy, Goodemote, O'Conor and DeMarco and the reimbursement of country club dues, currently provided to Messrs. T. Murphy, Goodemote and DeMarco.

•	Employment and Termination Agreements with Named Executive Officers

Historically, the Company has entered into employment agreements or limited change-in-control agreements with its Named Executive Officers. The employment agreement entered into with Messrs. Hoy, T. Murphy and Goodemote each have a three-year term and contains standard terms relating to salary, position, duties and benefits, as well as special cash payments following a change-in-control of the Company accompanied or followed by a termination of the Executive’s employment by the Company without cause or by the Executive himself for good reason. The Company has also entered into employment agreements with Messrs. DeMarco and O’Conor. Each of these employment agreements has a two-year term and contains standard terms relating to salary, position, duties and benefits as well as special cash payments following a change-in-control of the Company accompanied or followed by termination of the Executive’s employment by the Company without cause or by the Executive himself for good reason.

The Compensation Committee reviews and approves the key terms of each of these employment agreements on an annual basis. These employment agreements were revised in July 2011 with respect to Messrs. T. Murphy and Goodemote and in January 2012 for all Named Executive Officers to replace the “single trigger” provision with a “double trigger” mechanism regarding payments upon termination of a Named Executive Officer. In addition, these agreements do not provide any right to receive a payment under the short-term incentive plan, to receive any amounts of stock awards under the long-term incentive plan, or to receive any additional retirement benefits under our retirement plan or SERP. The Compensation Committee and our Board will continue to review the appropriateness of employment agreements on a case-by-case basis. These employment agreements are described in more detail in “Agreements with Executive Officers” on page 30.

The Company occasionally has entered into agreements with former Executive Officers, such as a consulting arrangement with a retiring Executive, to ensure a smooth transition of an operating function from the retiree to his or her successor and/or to ensure continuing access by the Company to the expertise of the retiring Executive. Mr. J. Murphy, a Director of the Company and its former Chief Financial Officer, is currently serving under such a post-retirement arrangement. Under this arrangement, Mr. J. Murphy renders advice on financial and general corporate matters. This arrangement is further described in “Director J. Murphy Consulting Agreement” on page 37.

4.	The Process for Determining Compensation for Named Executive Officers

The Role of the Compensation Committee, Independent Consultants, and Management

The Compensation Committee oversees our executive compensation policies and process and is responsible for the final decisions on many components of executive compensation for the Chief Executive Officer (“CEO”) and the other Named Executive Officers and makes recommendations to the full Board on the other components such as employment agreements. The Committee is responsible for reviewing and approving all aspects of the compensation of our CEO and the other Named Executive Officers and receives input from the CEO and the full Board of Directors on key compensation policy issues. The five members of our Board of Directors who serve on the Compensation Committee are all independent under the NASDAQ® listing requirements, with a significant degree of tenure and stability in membership that the Company believes enhances its ability to make informed, well-founded decisions regarding pay and performance. The Compensation Committee met three times during 2011 and the Chair of the Committee provides regular reports to our Board of Directors.

The Compensation Committee is authorized to seek the assistance of independent compensation consultants. These advisors are paid by the Company, but are hired by, directed by, and report directly to, the Compensation Committee. During 2011, the Compensation Committee retained the services of Pearl Meyer & Partners LLC (“PM&P”), an independent outside consulting firm specializing in executive and board compensation, to provide assistance with executive compensation review and support with compensation policies and proxy disclosure. PM&P provides no other consulting services for the Company.

Our CEO provides the Compensation Committee with an annual review of his own goals for the Company, including broad performance goals, and his personal goals, as well as his assessment of the performance of the other Named Executive Officers. Management also provides information and data on Company and individual performance and executive compensation to the Compensation Committee. Although our CEO provides insight and recommendations regarding Named Executive Officer compensation, it is the Compensation Committee, comprised solely of independent members of the Board of Directors, that votes on decisions regarding Named Executive Officer compensation. Where appropriate, the Board of Directors will also approve recommendations regarding Named Executive Officer compensation. Although the Compensation Committee meets with our CEO to obtain his views, goals and assessments regarding compensation matters, as discussed above, the decisions regarding his compensation package are made solely by the Compensation Committee without the CEO or other Named Executive Officers present.

Setting Compensation Opportunities and Performance Targets

A key element that the Compensation Committee considers in setting program targets and making compensation decisions is a strong understanding of the industry landscape using benchmarking and performance considerations. The Compensation Committee relies on a variety of data sources and information related to market practice for bank holding companies similar to the Company and engages independent compensation consultants on a periodic basis to conduct comprehensive competitive reviews. The Compensation Committee also reviews peer group data from the Executive Compensation Review for Banks and Thrifts prepared annually by SNL Financial (“SNL”), which provides data for executive compensation and performance relative to a peer group selected by SNL that reflects banks of similar size and region to the Company.

Benchmarking

An in-depth review of our compensation program requires a review of the industry landscape to determine program targets and compensation decisions. In 2009, the Compensation Committee hired PM&P, to conduct a comprehensive review of its executive total compensation program. The purpose of this review was to provide an independent and objective analysis of all elements of compensation, individually and in aggregate, relative to market and peer group practices. Pay mix and an assessment of the pay-for-performance relationship were also reviewed and presented to the Compensation Committee to provide foundational information to support compensation decisions for the Executive Team.

A primary data source used in setting the competitive market for the compensation of the Company’s Named Executive Officers is the information publicly disclosed by a peer group of other publicly-traded banks. This peer group was developed by PM&P in coordination with Management and the Compensation Committee using objective parameters that reflect bank holding companies of similar asset size and region. The peer group was approved by the Compensation Committee. In the future, the peer group will be reviewed and updated, as appropriate, since the comparable bank holding companies may change, depending on the current size of the Company, acquisitions and business focus of the Company or our peer institutions. Overall, the goal was to have 15-20 comparative bank holding companies that provide a market perspective for executive total compensation.

The 2009 peer group consisted of 18 bank holding companies in Pennsylvania, Massachusetts, New Jersey, New York, Rhode Island, and Vermont, ranging from approximately $1.2 billion in assets to $3 billion in assets and positioning the Company at approximately the median for size ($1.8 billion in assets). The following is the peer group used in the 2009 review conducted by PM&P:

Alliance Financial Corporation    First Chester County Corporation    Peapack-Gladstone Financial Corporation
Bancorp Rhode Island, Inc.    First National Community Bancorp, Inc.    Suffolk Bancorp
Berkshire Hills Bancorp, Inc.    Lakeland Bancorp, Inc.    Tompkins Financial Corporation
Citizens & Northern Corporation    Merchants Bancshares, Inc.    Univest Corporation of Pennsylvania
ESB Financial Corporation    Metro Bancorp, Inc.    VIST Financial Corp.
Financial Institutions, Inc.    OceanFirst Financial Corp.    Washington Trust Bancorp, Inc.

In addition to the peer group data, PM&P used several other sources of data including PM&P’s Banking Compensation Survey Report and the Watson Wyatt (now Towers Watson) Financial Institutions Benchmarking Survey, which reviewed bank holding companies of similar asset size and regions to that of the Company.

To supplement this comprehensive review from 2009, at year-end 2011 the Compensation Committee reviewed a regional and local financial institution compensation survey compiled by Management in 2011 from certain local and regional bank proxy statements which summarizes the compensation of the Named Executive Officers of those organizations. The Committee also reviewed the 2011 SNL Financial Executive Compensation Report for the Company, which was prepared by SNL Financial and included comparisons to a group of peer banks selected by SNL. The purpose of reviewing these two reports was to supplement the 2009 PM&P compensation survey with additional and slightly more current information to assist the Committee on ascertaining market competitive guidelines, including guidelines for base salary, short and long-term incentive targets and estimated total direct compensation, with ranges for performance. The guidelines allowed the Committee to see the potential pay and range of pay for each executive role and provided a framework for consideration by the Compensation Committee in setting targeted pay levels going forward.

Performance Analysis

Given the Company’s focus on “stretch” performance and high standards, the Compensation Committee and Board also review the Company’s performance relative to other bank holding companies in the form of the Federal Reserve Bank’s “Bank Holding Company Performance Report” that contains peer group data consisting of all U.S. Bank Holding Companies having between $1.0 and $3.0 billion in total assets.

Set forth below is a comparison between the Company’s financial performance across several key performance metrics for the 12-month period ending December 31, 2011, and the performance across these same metrics of a peer group of bank holding companies for the 9-month period ending September 30, 2011, using peer group information derived from the Federal Reserve Bank’s “Bank Holding Company Performance Report” as of September 30, 2011. At the time the Compensation Committee met in January to review performance, the September 30, 2011 peer data was the latest information available. Based on the comparison, the Company continued to be among the top performers in this broad peer group during 2011. The combination of our targeted pay benchmarking, as well as our performance against internal plans and peer reference data provided a basis for determining compensation for Named Executive Officers in 2011 and 2012. In 2011, the Company continued to be among the top performers in this broad peer group:

	12/31/2011	09/30/2011
	Arrow Financial Corporation	Federal Reserve Bank Peer Data
Profitability Ratios:
ROA – Return on Average Assets (Higher is Better)	1.13%	0.63%
ROE – Return on Average Equity (Higher is Better)	13.45%	6.37%

Asset Quality:
Net Loans Charged-off as a Percentage of Average Loans (Lower is Better)	0.05%	0.88%
Nonperforming Loans as a Percentage of Period-end Loans (Lower is Better)	0.67%	3.26%

Efficiency Ratio (Lower is Better)	58.23%	69.39%

Our operating results and asset quality ratios have withstood the economic stress of recent years better than those of most banks in this national peer group. The combination of our targeted pay benchmarking, as well as our performance against internal plans and peer reference data provided a basis for determining compensation for Named Executive Officers in 2011 and 2012.

5.	2011 and 2012 Executive Compensation Decisions

Base Salary Decisions – 2011 and 2012

•	Decisions in January 2011

The Compensation Committee met in January 2011 to review corporate and individual executive performance for 2010. Please see last year’s Proxy Statement and our 2010 Annual Report on Form 10-K for a detailed review of the Company’s 2010 performance. Based on this performance, noting record earnings of the Company and strong asset quality, as well as a review of the individual performance of the Named Executive Officers, the Compensation Committee approved the base salary increases set forth in the following table for the five Named Executive Officers effective January 1, 2011:

Executive	2010 Salary	January 1, 2011 Raise		2011 Salary
		% of Base Salary	Amount
Mr. Hoy	$400,000	3.8%	$15,000	$415,000
Mr. T. Murphy	$135,000	3.7%	$5,000	$140,000
Mr. Goodemote	$170,000	2.9%	$5,000	$175,000
Mr. DeMarco	$170,000	2.9%	$5,000	$175,000
Mr. O’Conor	$170,000	2.9%	$5,000	$175,000

•	Decisions in June 2011

On June 29, 2011, the full Board of the Company met and promoted Thomas J. Murphy to Senior Executive Vice President of the Company and President of the Company’s lead subsidiary bank, Glens Falls National Bank and Trust Company (GFNB) and Mr. Terry R. Goodemote to Executive Vice President of the Company and Senior Executive Vice President of GFNB. Based on these promotions and additional responsibilities of the new positions, the Company’s Board approved the base salary increases set forth in the following table for Messrs. T. Murphy and Goodemote, effective July 1, 2011:

Executive	Previous Salary	July 1, 2011 Raise		New Salary
		% of Base Salary	Amount
Mr. T. Murphy	$140,000	39.3%	$55,000	$195,000
Mr. Goodemote	$175,000	5.7%	$10,000	$185,000

•	Decisions in January 2012

The Compensation Committee met in January 2012 to review corporate and individual executive performance for 2011. Please see the above discussion beginning on page xx and our 2011 Annual Report on Form 10-K (a portion of which is included with this Proxy Statement) for a detailed review of the Company’s 2011 performance. Based on the performance of the Company and the individuals, the Compensation Committee approved the base salary increases set forth in the following table for the Named Executive Officers of the Company effective January 1, 2012:

Executive	2011 Salary	January 1, 2012 Raise		2012 Salary
		% of Base Salary	Amount
Mr. Hoy	$415,000	-	-	$415,000
Mr. T. Murphy	$195,000	2.6%	$5,000	$200,000
Mr. Goodemote	$185,000	2.0%	$3,700	$188,700
Mr. DeMarco	$175,000	2.0%	$3,500	$178,500
Mr. O’Conor	$175,000	2.0%	$3,500	$178,500

Mr. Hoy requested that he receive no salary increase in 2012, due to the increased salary associated with the promotion and related responsibilities for Mr. T. Murphy.

Short-Term and Long-Term Incentive Award Decisions – 2011 and 2012

•	Considerations Underlying Decisions in Incentive Awards

In determining the short-term and long-term incentive awards for Named Executive Officers at any year-end, the Compensation Committee carefully considers the recent financial performance of the Company, strategic results such as product and market expansion, as well as individual performance factors such as leadership and commitment to the community. Short-term incentive (bonus) amounts are principally determined based on the achievement of pre-established Company performance targets as well as an overall individual assessment. See “Compensation Program – Short-Term Incentive Plan (STIP) Annual Bonus” on page 14.

The following is a discussion regarding the Committee’s decisions in January 2012 regarding the STIP bonuses paid to the Named Executive Officers for 2011 and the Committee’s decisions in January 2011 and January 2012 regarding LTIP option awards to the Named Executive Officers in 2011 and 2012.

•	Decisions in January 2012 on Short-Term Incentive Plan (STIP) Bonus Awards

At a meeting in January 2012, the Compensation Committee reviewed the 2011 overall results of the Company as well as the results of the 2011 STIP goals for the Company and its Named Executive Officers in determining the amount of any 2011 STIP annual bonus payments to the Named Executive Officers. As noted in our above review of the compensation program, the Compensation Committee uses an “Internal Net Operating Earnings” (“Internal NOE”) calculation to measure its performance goals. As noted, Internal NOE is calculated on a basis other than GAAP, in that Internal NOE represents the net income of the Company before significant nonrecurring items, net of tax. This decision by the Compensation Committee to eliminate significant nonrecurring items from the award review process could result in an Internal NOE that is higher or lower than net income reported in conformity with GAAP.

In 2011, the Internal NOE was lower than GAAP net income, i.e. GAAP net income was $21.933 million while the Internal NOE used to calculate the STIP annual bonus awards was $21.234 million, $0.7 million less. This was primarily the result of the exclusion of net gains recognized by the Company on the sale of long-term investments and prepayment penalties associated with the prepayment of higher-costing Federal Home Loan Bank (FHLB) advances. The Compensation Committee determined that exclusion of these items was appropriate for purposes of determining the annual STIP bonus awards and resulted in smaller annual awards to the Named Executive Officers than would have been the case without the exclusion.

The following table provides a comparison of the Company’s 2011 target performance goals, the 2011 actual results and peer data from the Federal Reserve Bank’s Bank Holding Company Performance Report. The weighting used by the Compensation Committee in determining annual awards is described above. The Federal Reserve Bank Peer Group Data provided in this table consisted of all U.S. Bank Holding Companies having between $1.0 and $3.0 billion in total assets. The September 30, 2011 peer group data was the most recent data available to and used by the Compensation Committee during its review at its January 2012 meeting.

Performance Measure	2011 Goal	2011 Actual	09/30/11 Federal Reserve Bank Peer Group Data
Net Operating Earnings “Internal NOE”	$21.5 million	$21.234 million	not applicable
ROE using Internal NOE (Higher is Better)	14.0%	13.02%	6.37%
Efficiency Ratio (Lower is Better)	<56.0%	58.23%	69.39%
Non-Performing Loans (Lower is Better)	<0.50%	0.67%	3.26%
Net Charge–Offs (Lower is Better)	<0.15%	0.05%	0.88%

As shown in the Performance Measure Table above, the 2011 Net Operating Earnings and ROE (Return on Equity) were both slightly below goal and the Efficiency Ratio was slightly above goal. The amounts of any potential awards for each individual were reduced accordingly. Based upon the actual 2011 Company and individual results toward the established 2011 goals, the Compensation Committee approved the following 2011 STIP awards at its January 2012 meeting:

Executive	2011 Annual Incentive Target Opportunity		2011 Annual Incentive Actual Awards
	Amount	% of Base Salary	Amount	% of Base Salary
Mr. Hoy	$166,000	40%	$147,582	35.56%
Mr. T. Murphy	$48,750	25%	$44,627	22.89%
Mr. Goodemote	$46,250	25%	$42,473	22.96%
Mr. DeMarco	$43,750	25%	$40,382	23.08%
Mr. O’Conor	$43,750	25%	$39,417	22.52%

•	Decisions in January 2011 and January 2012 on Long-Term Incentive Awards (Options)

The Compensation Committee considers long-term incentive awards to Named Executive Officers (typically, stock options) in January of each year to better reflect performance of the prior year and ensure greater alignment between pay and performance. In awarding option grants to our Named Executive Officers in January 2011 and January 2012, the Compensation Committee considered the individual’s role and the individual contributions made to the Company’s success during the previous year. The Committee’s option awards to our Named Executive Officers in January 2011 were granted for performance in 2010 and the options that were awarded to them in January 2012 were granted for performance in 2011.

The following awards granted by the Compensation Committee at its January 2011 meeting were issued at an exercise price of $25.47, the closing price of our common stock on the date of grant:

Executive	Stock Option Grants in January 2011 # of Shares (a)	Grant Date Fair Value of January 2011 Option Awards
Mr. Hoy	12,500	$80,375
Mr. T. Murphy	2,500	$16,075
Mr. Goodemote	3,500	$22,505
Mr. DeMarco	3,500	$22,505
Mr. O’Conor	3,500	$22,505

(a) The number of shares granted does not reflect the 3% stock dividend paid on September 29, 2011.

The following awards granted by the Compensation Committee at its January 2012 meeting were issued at an exercise price of $25.42, the closing price of our common stock on the date of grant:

Executive	Stock Option Grants in January 2012 # of Shares	Grant Date Fair Value of January 2012 Option Awards
Mr. Hoy	-	-
Mr. T. Murphy	10,000	$61,313
Mr. Goodemote	5,000	$30,656
Mr. DeMarco	3,500	$21,460
Mr. O’Conor	-	-

Each of Messrs. Hoy and O’Conor requested that no stock option grants be awarded to them due to their substantial individual holdings of Company stock and existing outstanding unexercised options. The stock options granted to the Named Executive Officers are reflective of their level of responsibility within the Company. See Outstanding Equity Awards at Fiscal Year–End Table on page 27.

Employment and Change-in-Control Agreement Decisions

As noted in “The Company’s 2011 Compensation Philosophy and Program,” above, the Company currently has employment agreements with Messrs. Hoy, T. Murphy, Goodemote, DeMarco and O’Conor. These agreements are reviewed each year. At its January 2012 meeting, the Committee recommended, and the Board of Directors approved, a renewal of each of the agreements effective February 1, 2012. The employment agreements of Messrs. Hoy, T. Murphy, Goodemote, DeMarco and O’Conor are described in more detail in “Agreements with Executive Officers” beginning on page 30.

6.	Other Compensation Policies and Considerations

Risk Oversight of the Company Compensation Program

The Company carefully monitors our compensation levels to ensure that they reflect an appropriate balance of pay-for-performance within acceptable risk parameters. Traditionally, banking organizations relied on strong risk management, internal controls and corporate governance to help constrain risk-taking. However, the financial crisis has illustrated that the incentives created by poorly designed and implemented incentive compensation arrangements can be powerful enough to overcome risk controls. The Company believes that incentive compensation awards should be aligned with the institution’s overall business strategy and support the desired risk profile. To that end, Management conducted an internal compensation risk assessment to understand the various elements of its overall compensation program, including all incentive compensation programs. As part of the exercise, Management completed an inventory of our existing compensation programs, including incentive compensation programs, evaluated the plans, determined the existence of Management and committee oversight, considered appropriate risk mitigants and assigned a risk rating based on documentation to support these controls. The Company recognizes that an effective incentive program should encourage and reward appropriate performance and requires an element of risk-taking which is in the long-term benefit of the Company and shareholders.
Based on our evaluation, the Company has determined that its compensation programs and policies do not create excessive and unnecessary risk taking. Our determination is supported by the following key attributes that mitigate risk taking:

•	Our compensation program contains an appropriate balance of fixed and variable compensation.

•	The Company offers incentive compensation in multiple forms, including the award of stock options that are tied to multi-year performance.

•
Our short-term incentive program contains both a threshold and maximum payment, protecting the Company from the extreme levels of risk that accompany unlimited upside incentive compensation programs and inappropriate pay and performance alignment.

•	The Company has share ownership guidelines which further promote long-term thinking and Management “skin in the game.”

•	Our benefits programs are competitive with the market and provide for reasonable base line levels of health, welfare and security, further enhancing the risk-mitigating aspects of our overall program.

The Company and the Board of Directors, including the Compensation Committee, will continue to ensure that proper policies are maintained to monitor ongoing risk management and assessment of compensation practices.

Claw-back and Hedging Policies

Management and the Board of Directors, with the Compensation Committee’s input, embarked on a project in 2011 to consider the implementation of claw-back and hedging policies for its Executive Officers. Before year-end, the Company decided to defer the final decision on specific policy implementation until the passage of final implementing regulations under Dodd-Frank. The Company determined this to be the best course given the uncertainty regarding the final rules and the desire to avoid having to revise the Company guidelines in reaction to the final rules. This decision was reinforced by the fact that no action was taken during 2011 on these issues. The Company will continue to monitor this situation and will implement policies in accordance with final regulations, when finalized and issued.

Impact of Accounting and Tax on the Form of Compensation

The Compensation Committee and Management consider the accounting and individual and corporate tax consequences of the compensation plans prior to making changes to the plans.

The Compensation Committee has considered the impact of the expense, which will be recognized by the Company in accordance with FASB ASC TOPIC 718, on the Company’s use of equity incentives as a key retention tool.

Section 162(m) of the Internal Revenue Code (“IRC”) limits deductibility by the Company of non-exempt taxable compensation paid to Named Executive Officers to a maximum of $1,000,000 per annum. Taxable compensation is exempt from this limit on deductibility if it is “performance-based” (i.e. in our case, stock option related). In the Company’s case, neither base salary nor awards under stock plans are considered a performance-based vehicle and would not be a deductible compensation expense. Based on the current salaries, the Company does not feel IRC Section 162(m) will be triggered for our Named Executive Officers, but may consider this in future years.

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with Senior Management the Compensation Discussion and Analysis presented in this Proxy Statement beginning on page 12 of this Proxy Statement as required by Item 402(b) of the SEC’s Regulation S-K and the Compensation Committee’s Charter. Based on its review and discussion, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

John J. Carusone, Jr., Chairman
Michael B. Clarke    David G. Kruczlnicki
Gary C. Dake    Elizabeth O’Connor Little

************************************************************************************************************

Executive Compensation

In the Compensation Discussion and Analysis section of this Proxy Statement beginning on page 12, we provide you with an explanation and summary of our compensation package for the Executive Officers of the Company. In this Executive Compensation section of the Proxy Statement, which includes several tables listed below, we provide you details of the compensation actually paid and/or awarded to each of the Named Executive Officers of the Company for each of the last three fiscal years:

•	Summary Compensation Table (including the All Other Compensation Table)

•	Grants of Plan-Based Awards Table

•	Outstanding Equity Awards at Fiscal Year-End Table

•	Option Exercises and Stock Vested Table

•	Pension Benefits Table

•	Nonqualified Deferred Compensation Table

Summary Compensation Table

The following table sets forth information concerning total compensation paid to and compensatory awards received by the Named Executive Officers for each of the relevant years:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards (a)	Non-Equity Incentive Plan Compen-sation (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)	All Other Compen-sation (d)	Total
Thomas L. Hoy Chairman, President & Chief Executive Officer	2011	$415,000	-	-	$80,375	$147,582	$259,094	$22,401	$924,452
	2010	$400,000	-	-	$82,750	$138,655	$369,260	$21,946	$1,012,611
	2009	$388,500	-	-	$57,625	$167,350	$440,385	$21,727	$1,075,587
Thomas J. Murphy, CPA Senior Executive Vice President & Corporate Secretary	2011	$165,404	-	-	$16,075	$44,627	$11,838	$6,918	$244,862
	2010	$135,000	-	-	$9,930	$20,996	$12,915	$5,307	$184,148
	2009	$130,000	-	-	$6,915	$11,448	$10,330	$4,987	$163,680
Terry R. Goodemote, CPA Executive Vice President, Treasurer & Chief Financial Officer	2011	$179,462	-	-	$22,505	$42,473	$24,394	$7,445	$276,279
	2010	$170,000	-	-	$23,170	$37,264	$29,912	$7,173	$267,519
	2009	$165,000	-	-	$16,135	$32,769	$23,716	$7,018	$244,638
David S. DeMarco Senior Vice President	2011	$175,000	-	-	$22,505	$40,382	$34,029	$7,396	$279,312
	2010	$170,000	-	-	$23,170	$36,883	$35,962	$7,253	$273,268
	2009	$165,000	-	-	$16,135	$32,274	$35,666	$7,234	$256,309
Raymond F. O’Conor Senior Vice President	2011	$175,000	-	-	$22,505	$39,417	$60,973	$7,607	$305,502
	2010	$170,000	-	-	$23,170	$37,264	$68,897	$7,422	$306,753
	2009	$165,000	-	-	$16,135	$32,505	$72,067	$7,330	$293,037

(a)
This column represents the dollar value of option awards granted to the Named Executive Officer under the Company’s Long-Term Incentive Plan (“LTIP”) in each of the listed years, calculated in accordance with FASB ASC TOPIC 718. The estimated value of stock options granted on January 21, 2009 was $4.61 per share, on January 27, 2010 was $6.62 per share, and on January 26, 2011 was 6.43 per share using the Black-Scholes model to estimate fair value. All options granted in 2011 to the Named Executive Officers were granted at an exercise price of $25.47, the closing price of our common stock on the date of grant. These options all vest ratably in equal installments over the first four anniversaries following the date of grant.

(b)
This column represents the annual bonus/incentive payments made to the respective Executive under the Company’s Short-Term Incentive (Bonus) Plan (“STIP”) for the fiscal year noted, based on the financial performance of the Company, strategic Company results and individual performance factors during that year. STIP amounts payable for a given year are generally paid in January of the succeeding year. In past years, the Company has presented these annual STIP bonus awards in the Bonus column in the Summary Compensation Table, rather than in the Non-Equity Incentive Plan Compensation column on this table. However, based on the increasing extent to which payments under the Plan are tied to specific pre-established annual performance goals, the Company has determined that these annual STIP bonus awards better comport with Non-equity Incentive Plan Compensation. There has been no change in the calculation of these awards, only a change in the column in which these awards are being reported, except that Mr. T. Murphy’s STIP award for 2010 reflects an increase of $3,499, from $17,497 to $20,996, to correct a miscalculation of his STIP award.

(c)
This column represents the actuarial increase during each of the listed years in the present value of the Named Executive Officer’s retirement benefits under qualified pension plans and nonqualified deferred compensation plans established by the Company, determined using interest rate, mortality rate and other assumptions consistent with those used in the Company’s financial statements. The increase in present value of retirement benefits reported for each of the Named Executive Officers for 2011 includes: (i) under the Company’s Employees’ Pension Plan (“Pension Plan”), $259,132 for Mr. Hoy; $11,838 for Mr. T. Murphy; $24,394 for Mr. Goodemote; $34,029 for Mr. DeMarco; and $51,586 for Mr. O’Conor; and (ii) under the Company’s Select Executive Retirement Plan (“SERP”), ($38) for Mr. Hoy and $9,387 for Mr. O’Conor.

(d)	All Other Compensation includes the following components for 2011:

Name	Company Contribution to Employee Stock Ownership Plan (ESOP)	Life insurance premiums paid by the Company for the benefit of the Named Executive Officer	The dollar value of the discount in the share price for Company common stock purchased under the Stock Purchase Plan	Total Other Compensation
Thomas L. Hoy	$7,208	$15,130	$63	$22,401
Thomas J. Murphy, CPA	$5,484	$1,008	$426	$6,918
Terry R. Goodemote, CPA	$6,376	$1,006	$63	$7,445
David S. DeMarco	$6,228	$1,010	$158	$7,396
Raymond F. O’Conor	$6,239	$1,268	$100	$7,607

Grants of Plan-Based Awards Table

As noted in the Compensation Discussion and Analysis, the Company provides both annual incentives (STIP) and long-term incentives (LTIP) to attract and retain key executives and to motivate our executives to improve the Company’s long-term performance.

The STIP Annual Bonus is based on a comprehensive quantitative and qualitative assessment of both Company and individual performance. The target incentive awards are defined as a percentage of that Executive’s base salary. For 2011, the STIP bonus target incentive awards were 40% of base salary for Mr. Hoy and 25% of base salary for Messrs. T. Murphy, Goodemote, DeMarco and O’Conor. The amounts listed in the table below represent each Executive’s 2011 Target payment, Threshold payment (50% of Target) and Maximum payment (150% of Target). Regardlessof whether the target levels for the Company or individual performance are met, the Compensation Committee, in its sole discretion, will determine on a case-by-case basis whether an Executive will receive a STIP bonus for the year and, if so, the amount of this bonus. As a discretionary bonus program, no executive has a contractual right to a payment under the STIP. There have been years in which these awards would have been made based on the formula but the Compensation Committee determined not to make awards to the Named Executive Officers.

The Company’s LTIP provides for the granting of stock options as a long-term incentive component of our overall compensation program. In determining grant of equity awards at each year-end, the Compensation Committee reviews the actual performance of the Company and the individual in the previous fiscal year. On January 26, 2011, the Compensation Committee approved the stock option awards listed in the table below for the Named Executive Officers. Consistent with the LTIP, all options are granted at an exercise price equal to the closing price of the Company’s common stock as quoted by NasdaqGS® on the date of the grant. All options awarded become exercisable over four years, at 25% per year, and expire ten years after the date of grant. The awards are subject to the recipient’s continuing service to the Company. No dividends are paid on these shares until the options are exercised. For this table, the Grant Date Fair Value of Stock and Option Awards in the last column is calculated in accordance with FASB ASC TOPIC 718.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards ($/Shares)	Grant Date Fair Value of Stock and Option Awards
		Threshold (a)	Target	Maximum	Threshold	Target	Maximum
Thomas L. Hoy	-	$83,000	$166,000	$249,000	-	-	-	-	-	-	-
	1/26/2011	-	-	-	-	-	-	-	12,500	$25.47	$80,375
Thomas J. Murphy, CPA	-	$24,375	$48,750	$73,125	-	-	-	-	-	-	-
	1/26/2011	-	-	-	-	-	-	-	2,500	$25.47	$16,075
Terry R. Goodemote, CPA	-	$23,125	$46,250	$69,375	-	-	-	-	-	-	-
	1/26/2011	-	-	-	-	-	-	-	3,500	$25.47	$22,505
David S. DeMarco	-	$21,875	$43,750	$65,625	-	-	-	-	-	-	-
	1/26/2011	-	-	-	-	-	-	-	3,500	$25.47	$22,505
Raymond F. O’Conor	-	$21,875	$43,750	$65,625	-	-	-	-	-	-	-
	1/26/2011	-	-	-	-	-	-	-	3,500	$25.47	$22,505

(a) Regardless of whether the Threshold performance goals are met, the Threshold amount is not the minimum Incentive Plan Award. The Compensation Committee may choose to increase, reduce or eliminate an Executive’s Incentive Plan Award at its discretion.

Outstanding Equity Awards at Fiscal Year-End Table

The following table shows all outstanding stock-based awards held by each Named Executive Officer as of December 31, 2011. These awards consist of stock options to acquire the Company’s common stock granted under the Company’s LTIP or its predecessor plans. The number of shares and exercise prices on this table have been adjusted for the 3% stock dividend distributed on September 29, 2011.

Name	Number of Securities Underlying Unexercised Options (Exercisable) (a)	Number of Securities Underlying Unexercised Options (Unexercisable) (a) (b)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Thomas L. Hoy	15,374	-	-	$22.06	12/18/12	-	-	-	-
	12,299	-	-	$22.63	12/17/13	-	-	-	-
	11,941	-	-	$26.82	12/15/14	-	-	-	-
	5,628	-	-	$22.10	11/29/16	-	-	-	-
	10,927	-	-	$19.86	11/28/17	-	-	-	-
	6,829	6,830	-	$20.67	01/21/19	-	-	-	-
	3,316	9,945	-	$23.17	01/27/20	-	-	-	-
	-	12,875	-	$24.73	01/26/21	-	-	-	-
Thomas J. Murphy, CPA	1,688	-	-	$22.10	11/29/16	-	-	-	-
	1,639	-	-	$19.86	11/28/17	-	-	-	-
	819	820	-	$20.67	01/21/19	-	-	-	-
	397	1,194	-	$23.17	01/27/20	-	-	-	-
	-	2,575	-	$24.73	01/26/21	-	-	-	-
Terry R. Goodemote, CPA	308	-	-	$22.06	12/18/12	-	-	-	-
	614	-	-	$22.63	12/17/13	-	-	-	-
	1,195	-	-	$26.82	12/15/14	-	-	-	-
	3,376	-	-	$22.10	11/29/16	-	-	-	-
	3,824	-	-	$19.86	11/28/17	-	-	-	-
	1,912	1,912	-	$20.67	01/21/19	-	-	-	-
	928	2,785	-	$23.17	01/27/20	-	-	-	-
	-	3,605	-	$24.73	01/26/21	-	-	-	-
David S. DeMarco	2,305	-	-	$22.06	12/18/12	-	-	-	-
	4,304	-	-	$22.63	12/17/13	-	-	-	-
	4,179	-	-	$26.82	12/15/14	-	-	-	-
	3,939	-	-	$22.10	11/29/16	-	-	-	-
	3,824	-	-	$19.86	11/28/17	-	-	-	-
	1,912	1,912	-	$20.67	01/21/19	-	-	-	-
	928	2,785	-	$23.17	01/27/20	-	-	-	-
	-	3,605	-	$24.73	01/26/21	-	-	-	-
Raymond F. O’Conor	5,380	-	-	$22.06	12/18/12	-	-	-	-
	4,307	-	-	$22.63	12/17/13	-	-	-	-
	4,179	-	-	$26.82	12/15/14	-	-	-	-
	3,939	-	-	$22.10	11/29/16	-	-	-	-
	3,824	-	-	$19.86	11/28/17	-	-	-	-
	1,912	1,912	-	$20.67	01/21/19	-	-	-	-
	928	2,785	-	$23.17	01/27/20	-	-	-	-
	-	3,605	-	$24.73	01/26/21	-	-	-	-

(a)
Includes all exercisable and unexercisable options, whether “in-the-money,” or “out-of-the-money” at year-end. “Out-of-the-money” options are options that have an exercise price that exceeded the market price of the Company’s common stock. “In-the-money” options are options that have an exercise price that is below the market price of the Company’s common stock.

(b)	All stock options granted after December 21, 2005 vest in equal installments over the first four anniversary dates after the date of the grant.

Option Exercises and Stock Vested Table

The following table sets forth information regarding the stock options that were exercised by each Named Executive Officer during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (a)	Value Realized on Exercise (b)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Thomas L. Hoy	5,490	$26,214	-	-
Thomas J. Murphy, CPA	-	-	-	-
Terry R. Goodemote, CPA	323	$2,040	-	-
David S. DeMarco	-	-	-	-
Raymond F. O’Conor	5,651	$35,860	-	-

(a)	Represents the total number of shares subject to stock options that the Named Executive Officer exercised during the year.

(b)
Represents the “spread” of options on the date of exercise, i.e., the difference between the dollar value of the shares of common stock as to which options were exercised, based on the market price of our common stock on the date of exercise, and the exercise price (purchase price) of such shares under the options.

Pension Plans

Qualified Retirement Plan. The Company maintains an ERISA-qualified retirement plan for eligible employees (“Retirement Plan”) of the Company and its subsidiaries that have attained the age of 18, have completed one year of service and who work a minimum of 1,000 hours per calendar year. Eligible compensation under the Retirement Plan includes salary, overtime, sick pay, bonuses and certain other cash and non-cash benefits.

Participants in the plan with 25 years of service may retire at any age, participants with 10 years of service may retire at or after age 55 and participants with five years of service may retire at or after age 65. For early retirement prior to age 65, annuity payments, if elected, would be reduced by 0.25% for each month the participant elects to retire before age 65. Participants who are eligible to retire may not commence receipt of their benefit prior to age 55. Mr. Hoy and Mr. O’Conor are the only Named Executive Officers currently eligible to retire under this plan.

Select Executive Retirement Plan. The Company maintains an unfunded, non-qualified Select Executive Retirement Plan (“SERP”) for the benefit of Executive Officers as approved by the Compensation Committee on a case-by-case basis. The SERP contains both a qualified retirement plan “makeup” benefit feature and an additional SERP benefit feature. For those Executive Officers who are selected to receive the “makeup” benefit feature (Part A of the SERP), the Plan provides enhanced installment payments that are designed to give the Executive the overall level of retirement payments he would have received under the qualified plan, if there were no limitations on eligible compensation on high-paid personnel contained in the Internal Revenue Code. Under the additional SERP benefit feature (Part B of the SERP) the Company is authorized to grant to selected Executive Officers additional payments upon their retirement, typically structured as post-retirement installment payments, the amounts of which are determined on a case-by-case basis by the Compensation Committee at or before the time of retirement. Mr. Hoy has previously been authorized to participate in both the “makeup” feature of the SERP and the additional benefit feature of the SERP. Mr. O’Conor has been approved to participate only in the “makeup” benefit feature of the SERP, i.e., Part A of the SERP.

Pension Benefits Table

The following table sets forth the present value of accumulated benefits payable to each of the Named Executive Officers as of December 31, 2011, including the number of years of service credited to each such Named Executive Officer under the Retirement Plan and the SERP determined using interest rate and mortality rate assumptions consistent with those described in Note 14 of the Company’s consolidated financial statements as of and for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
Thomas L. Hoy	Retirement Plan	37.42	$2,522,079	-
	SERP	40.42	$1,426,236	-
Thomas J. Murphy, CPA	Retirement Plan	6.00	$52,280	-
Terry R. Goodemote, CPA	Retirement Plan	19.08	$142,406	-
David S. DeMarco	Retirement Plan	24.08	$235,138	-
Raymond F. O’Conor	Retirement Plan	26.17	$480,797	-
	SERP	26.17	$43,588	-

Nonqualified Deferred Compensation Table

The Company has an Executive Officer Deferred Compensation Plan (“Officers’ Deferral Plan”) under which the Executive Officers of the Company may elect to defer until retirement all or a portion of their salary or bonus payments. Amounts deferred earn interest at a rate equal to the highest rate currently being paid on individual retirement accounts by the Company’s principal subsidiary, GFNB. During 2011, the applicable rates ranged from 1.25% to 1.98%. The following table sets forth information with respect to the amounts deferred by the Named Executive Officers under the Officers’ Deferral Plan, including amounts deferred in 2011, amounts earned on previous deferrals during 2011, and amounts, if any, distributed to the Executive Officers from the plan during 2011.

Name	Executive Contributions in 2011 (a)	Company Contributions 2011	Aggregate Earnings 2011 (b)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/2011 (c)
Thomas L. Hoy	$26,000	-	$8,750	-	$516,349
Terry R. Goodemote, CPA	-	-	-	-	-
David S. DeMarco	-	-	-	-	-
Raymond F. O’Conor	-	-	-	-	-
Thomas J. Murphy, CPA	-	-	-	-	-

a)
This column represents the deferral, under the Officers’ Deferral Plan, of a portion of salary otherwise payable. The total salary amount, including the deferral, is listed in the Salary column of the Summary Compensation Table on page 24.

b)	This column represents accrued interest on amounts previously deferred under the Executive Officers’ Deferral Plan.

c)	This column represents the year-end balance of the account under the Executive Officers’ Deferral Plan.

Agreements with Executive Officers

The Company has employment agreements with each of its Named Executive Officers.

Employment Agreements with Messrs. Hoy, T. Murphy and Goodemote

Mr. Hoy serves as Chairman, President and Chief Executive Officer of the Company and Chairman and Chief Executive Officer of GFNB. Mr. T. Murphy serves as Senior Executive Vice President and Corporate Secretary of the Company and President of GFNB. Mr. Goodemote serves as the Executive Vice President, Treasurer and Chief Financial Officer of the Company. Effective February 1, 2012, each of the Executive Officers entered into a new three-year employment agreement. The agreements were approved by the Compensation Committee and the Board of Directors in January 2012 and replaced similar three-year agreements entered into by the Company with Mr. Hoy in January 2011 and Messrs T. Murphy and Goodemote in June 2011. The prior agreements for Messrs. T. Murphy and Goodemote were entered into in June 2011, as opposed to the beginning of the year, in connection with their mid-year promotions to more senior positions. At the beginning of each calendar year, the Compensation Committee and the Board of Directors are required under these agreements to consider and vote upon a proposal to replace each of the existing employment agreements with new comparable three-year agreements having similar terms, conditions and benefits. Under each agreement, the Executive Officer is guaranteed his current annual base salary and certain other benefits for the duration of the agreement. Also under each agreement, the Executive Officer is eligible to participate in certain other benefits including medical, dental and life insurance benefits, a bonus plan and equity incentive plans, and various retirement and supplemental retirement plans. In the event that the Executive Officer is terminated without cause or terminates his own employment for Good Reason, the Executive Officer will receive a lump-sum payment equal to the greater of (a) his base salary payable during the remaining term of the agreement or (b) one year’s base salary.

Additionally, under the agreement, if there is a change of control of the Company and, within 12 months after such change of control, either (a) the Company terminates the employment of the Executive Officer for any reason (other than a termination of employment for cause) or (b) such Executive Officer terminates his own employment with the Company for Good Reason, the Executive Officer will be entitled to receive a termination payment equal to 2.99 times his average annual taxable compensation for the five years preceding the event, subject to downward adjustment to reflect the value of any other “change of control” payment or benefits he might receive under other compensatory arrangements then in effect. In this event, the Executive Officer is also eligible to receive medical, dental and life insurance coverage, subject to employee cost sharing, for a period of two years following the change of control. Under each agreement, the Executive Officer will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

The employment agreements contain non-compete and non-solicitation provisions. For a period of two years following the termination of the Executive Officer’s employment for any reason, he is generally precluded from being employed by, an owner of, or adviser to, any bank or insured financial institution which is located in any county in the State of New York in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the Executive Officer’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The Executive Officer is also precluded from employing or soliciting any employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also contain confidentiality and non-disparagement covenants in favor of the Company.

Employment Agreements with Messrs. DeMarco and O’Conor

Messrs. DeMarco and O’Conor serve as Senior Vice Presidents of the Company. Effective February 1, 2012, each of these Executive Officers entered into a new two-year employment agreement which replaced a similar prior agreement entered into in January 2011. Under each agreement, the Compensation Committee and the Board of Directors are required at the beginning of the next calendar year to consider and vote upon a proposal to replace each of the existing employment agreements with new comparable two-year agreements having similar terms, conditions and benefits. The Executive Officer is guaranteed his current annual base salary and certain other benefits for the duration of the agreement. Under each agreement, the Executive Officer is eligible to participate in certain other benefits including medical, dental and life insurance benefits, a bonus plan and equity incentive plans, and various retirement and supplemental retirement plans. In the event that the Executive Officer is terminated without cause or the Executive Officer terminates his own employment for Good Reason, the Executive Officer will receive a lump-sum payment equal to the greater of (a) his base salary payable during the remaining term of the agreement or (b) one year’s base salary.

Additionally, under the agreement, if there is a change of control of the Company and, within 12 months after such change of control, either (a) the Company terminates the employment of the Executive Officer for any reason (other than a termination of employment for cause) or (b) such Executive Officer terminates his own employment with the Company for Good Reason, the Executive Officer will be entitled to receive a termination payment equal to 2.0 times his average annual taxable compensation for the five years preceding the event, subject to downward adjustment to reflect the value of any other “change of control” payment or benefits he might receive under other compensatory arrangements then in effect. In this event, the Executive Officer is also eligible to receive medical, dental and life insurance coverage that is generally equivalent to the coverage then held, subject to employee cost sharing, for a period of two years following the change of control. Under each agreement, the Executive Officer will not receive any payment following a change of control to the extent such payment constitutes an “excess parachute payment” under the Internal Revenue Code.

The employment agreements include non-compete and non-solicitation provisions. For a period of two years following the termination of the Executive Officer’s employment for any reason, he is generally precluded from being employed by, an owner of, or adviser to, any bank or insured financial institution which is located in any county in the State of New York in which the Company or its subsidiaries provide financial services, maintain a branch or office or have acted to establish a branch or office. Under the non-solicitation provision, for a period of two years following the Executive Officer’s termination of employment for any reason, he is generally precluded from soliciting customers or clients of the Company or its subsidiaries on behalf of any other financial institution that provides financial services. The Executive Officer is also precluded from employing or soliciting any employees of the Company or its subsidiaries on behalf of another corporation or entity. The agreements also include confidentiality and non-disparagement covenants in favor of the Company.

Potential Payments to Executive Officers Upon Termination or Change of Control

Voluntary Termination or Early Retirement

As noted in the previous section, our Named Executive Officers each have rights pursuant to an employment agreement with our Company which governs various termination scenarios. Absent a “change of control” or a termination by the Executive Officer for Good Reason, the voluntary termination of employment by any Executive Officer or early retirement of any Executive Officer would generally not result in any enhanced retirement benefits beyond the benefits described in “Pension Plans” on page 28, and as indicated in the tables on pages 33 and 34. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and polices. Eligibility for SERP payments, including in the event of early retirement, is limited to selected Executive Officers, at the discretion of the Board of Directors.

Termination for Cause

In the event of any termination for cause, the Named Executive Officer in question would not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in “Pension Plans” on page 28, and as indicated in the tables on pages 33 and 34. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and polices.

Death or Disability

In the event of death or disability, the Named Executive Officer would generally not receive any cash severance payment or enhanced retirement benefits beyond the benefits described in “Pension Plans” on page 28, and as indicated in the tables on pages 33 and 34. Eligibility for regular Company severance or retirement payments is determined in a manner consistent with all employees of the Company under applicable Company plans and polices. However, under our standard stock option award agreements applicable to all option recipients, including Executive Officers, upon the death or permanent disability of a recipient who holds unvested stock option awards, any such awards received by him or her more than one year prior to his or her death or disability will be subject to accelerated vesting as of such date.

Termination by the Company Other than for Cause

If there is a termination of a Named Executive Officer by the Company other than for cause, the Named Executive Officer is entitled, under his employment agreement, to receive a lump-sum payment in an amount equal to the greater of (a) his base salary payable during the remaining term of the agreement or (b) one year’s base salary, assuming no prior change of control. The tables on pages 33 and 34 show the estimated payout for these Executive Officers had they been terminated by the Company other than for cause as of December 31, 2011. The Company does not have a formal written severance plan for employees or executives that are terminated by the Company other than for cause. Therefore, none of the Named Executive Officers would be entitled to any additional severance payments if terminated by the Company other than for cause. In the past, the Company has, from time-to-time at the discretion of the Board of Directors or its Compensation Committee, awarded severance payments to Executive Officers in differing amounts, determined on a case-by-case basis.

Termination in Connection with a Change of Control

As noted above, the Company has entered into employment agreements with the Named Executive Officers, under each of which certain payments are to be made by the Company to the Executive Officer if his employment is terminated without cause or he voluntarily terminates his employment for Good Reason following a change of control of the Company. The amounts that would have been payable to each such Executive Officer had his employment been terminated by the Company or by the Executive Officer for Good Reason on December 31, 2011 following a change of control, are identified in the tables on pages 33 and 34. In addition, all of the outstanding options granted to these Executive Officers, to the extent not fully vested, would vest immediately upon a change of control, regardless of whether the employment of such person terminated on or after any other such change of control. Termination of any of these Executive Officers following a change of control would generally not result in enhanced retirement benefits beyond the benefits described in the section entitled “Pension Plans” on page 28 of this Proxy Statement. Eligibility for other payments would be determined in a manner consistent with all employees of the Company under applicable Company plans and polices.

A “change of control” of the Company is defined in the employment agreements with the Named Executive Officer as follows: (i) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company; (ii) the acquisition by one person, or more than one person acting as a group, of ownership of stock of the Company that, together with stock of the Company acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, constitutes 30% or more of the total voting power of the stock of the Company; (iii) a majority of the members of our Board of Directors are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of our Board before the date of the appointment or election; or (iv) one person, or more than one person acting as a group, acquires, or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or group, assets from the Company that have a total gross fair market value, determined without regard to any liabilities associated with such assets, equal to or more than 40% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.

Termination for Good Reason

Each of the employment agreements of the Named Executive Officers provides for payments to such officer if he were to voluntarily terminate his employment for “Good Reason.” Good Reason is defined as (i) a failure by the Company to offer the Executive Officer an annual replacement agreement on terms, conditions and benefits comparable to his existing employment agreement; (ii) a material diminution in title, authority, duties, or responsibilities; (iii) a required relocation more than 100 miles from the employee’s existing base location of employment; or (iv) a material breach by the Company. The amount due to the Executive Officer if he terminates his employment with Good Reason, absent a change of control, is a lump-sum payment equal to the greater of the amount of (a) his base salary payable during the remaining term of the agreement or (b) one year’s base salary.

Potential Payments to Executive Officers Upon Termination or Change-In-Control Table

The tables below show the estimated payouts to each of the Named Executive Officers upon various termination of employment scenarios assuming the triggering change-in-control event occurred and the Named Executive Officer’s employment terminated on December 31, 2011 and that the value of the Company’s common stock was $23.44, the closing price of our common stock that day. There are two tables, one for Messrs. Hoy, T. Murphy and Goodemote and one for Messrs. DeMarco and O’Conor. Each table illustrates the potential payments and benefits to be paid to that Executive under the termination events noted.

Potential Post-Employment Payments as of December 31, 2011 for Messrs. Hoy, T. Murphy and Goodemote Table

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Change-in-Control (f)	Retirement	Death or Disability
Thomas L. Hoy Chairman, President & Chief Executive Officer	Cash Compensation (a)	$864,583	$1,995,383	-	-
	Stock Options (b)	-	$11,246	-	$11,246
	SERP – Pension & ESOP (c)	$1,648,836	$1,648,836	$1,648,836	$1,648,836
	Health and Welfare Benefits (d)	-	$29,988	-	-
	Total	$2,513,419	$3,685,453	$1,648,836	$1,660,082
Thomas J. Murphy, CPA Vice President & Corporate Secretary	Cash Compensation (a)	$487,500	$416,506	-	-
	Stock Options (b)	-	$1,350	-	$1,350
	SERP – Pension & ESOP	-	-	-	-
	Health and Welfare Benefits (e)	-	$19,966	-	-
	Total	$487,500	$437,822	-	$1,350
Terry R. Goodemote, CPA Senior Vice President, Treasurer & Chief Financial Officer	Cash Compensation (a)	$462,500	$555,845	-	-
	Stock Options (b)	-	$3,148	-	$3,148
	SERP – Pension & ESOP	-	-	-	-
	Health and Welfare Benefits (e)	-	$25,486	-	-
	Total	$462,500	$584,479	-	$3,148

(a)
Messrs. Hoy, Murphy and Goodemote will each receive a lump-sum payment equal to the greater of the amount of (1) their     base salary payable during the remaining term of the agreement or (2) one year’s base salary.

(b)    Reflects accelerated vesting of stock options.

(c)	For Mr. Hoy, represents $1,426,236 for benefits under the pension plan, which is payable in the form of an annuity, and $222,600 for ESOP account value, which is payable in a lump-sum.

(d)
This amount represents the projected cost for continued premium payments for 24 months of group term, executive and special life insurance and dental coverage. Mr. Hoy does not currently participate in the Company’s medical program.

(e)
These amounts represent the projected cost for 24 months for medical and dental insurance coverage under the Company’s     fully insured medical and self-insured dental plans assuming continued cost sharing by the named executive officer; plus     continued premium payments for 24 months of term life insurance and split dollar insurance policies.

(f)
Messrs. Hoy, Murphy and Goodemote will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum, equal to 2.99 times their average annual taxable compensation for the five years preceding the event, adjusted downward to reflect any other “change-in-control” payment or benefits they might receive under other compensatory arrangements then in effect which would also include a downward adjustment as a result of accelerated vesting of stock options. For Mr. Hoy, the lump-sum amount (i.e. $2,006,629) is reflective of a downward adjustment (i.e. $11,246) as a result of accelerated vesting of stock options. For Mr. Murphy, the lump-sum amount (i.e. $417,856) is reflective of a downward adjustment (i.e. $1,350) as a result of accelerated vesting of stock options. For Mr. Goodemote, the lump-sum amount (i.e. $558,993) is reflective of a downward adjustment (i.e. $3,148) as a result of accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. Hoy, Murphy and Goodemote receive any payments under the employment agreement if such payments would constitute an “excess parachute payment” under the tax laws.

Potential Post-Employment Payments as of December 31, 2011 for Messrs. DeMarco and O’Conor Table

Name and Principal Position	Type of Payment	Involuntary Termination Without Cause or Voluntary Termination with Good Reason	Change-in-Control (e)	Retirement	Death or Disability
David S. DeMarco Senior Vice President	Cash Compensation (a)	$284,375	$389,020	-	-
	Stock Options (b)	-	$3,148	-	$3,148
	SERP – Pension	-	-	-	-
	Health and Welfare Benefits (d)	-	$25,489	-	-
	Total	$284,375	$417,657	-	$3,148
Raymond F. O’Conor Senior Vice President	Cash Compensation (a)	$284,375	$467,301	-	-
	Stock Options (b)	-	$3,148	-	$3,148
	SERP – Pension (c)	$43,588	$43,588	$43,588	$43,588
	Health and Welfare Benefits (d)	-	$19,338	-	-
	Total	$327,963	$533,375	$43,588	$46,736

(a)
Messrs. DeMarco and O’Conor will each receive a lump-sum payment equal to the greater of the amount of (1) their respective base salaries payable during the remaining term of the agreement or (1) one year’s base salary.

(b)	Reflects accelerated vesting of stock options.

(c)	For Mr. O’Conor, the represents $43,588 for benefits under the pension plan, which is payable in the form of an annuity. Mr. O’Conor does not currently participate in the ESOP SERP.

(d)
These amounts represent the projected cost for 24 months for medical and dental insurance coverage under the Company’s fully insured medical and self-insured dental plans assuming continued cost sharing by the named executive officer; plus continued premium payments for 24 months of term life insurance and split dollar insurance policies.

(e)
Messrs. DeMarco and O’Conor will each receive an amount payable in installments or, in the event of unforeseeable emergency, in a lump-sum, equal to 2.00 times their average annual taxable compensation for the five years preceding the event, adjusted downward to reflect any other “change-in-control” payment or benefits they might receive under other compensatory arrangements then in effect which would also include a downward adjustment as a result of accelerated vesting of stock options. For Mr. DeMarco, the lump-sum amount (i.e. $392,168) is reflective of a downward adjustment (i.e. $3,148) as a result of accelerated vesting of stock options. For Mr. O’Conor, the lump-sum amount (i.e. $470,449) is reflective of a downward adjustment (i.e. $3,148) as a result of accelerated vesting of stock options. Their agreements further provide that under no circumstances will Messrs. DeMarco or O’Conor receive any payments under the employment agreement if such payments would constitute an “excess parachute payment” under the tax laws.

Director Compensation

The Compensation Committee makes recommendations to the full Board of Directors regarding Directors’ compensation for their services on the Board of Directors and on Board Committees. The full Board, however, is ultimately responsible for determining the Directors’ compensation. Directors are compensated using cash, Company common stock and grants of stock options under the LTIP, as determined by the full Board. Mr. Hoy is compensated as an Executive Officer of the Company and receives no compensation for serving as a Director of the Company or its subsidiaries.

Annual Retainer and Meeting Fees

The following table sets forth the dollar amount of Directors’ fees paid (in cash or shares of the Company’s common stock) to our non-Management Directors in 2011, for service on the Board of Directors of the Company, for service on the Board of either subsidiary bank, and for service on the Committees of such Boards. The schedule was approved by the Company’s Board of Directors at its meeting in January 2011. Fees paid include an annual retainer fee for each Director for service on the Company Board, an annual retainer fee for each Director for service on a subsidiary bank Board and fees paid for the individual Directors’ actual attendance at Company and bank Board and Committee meetings.

	Arrow Financial Corporation	Subsidiary Banks
Director Annual Retainer – Cash	$7,000	$4,000
Director Annual Retainer – Stock	$9,500	$5,000
Total Director Annual Retainer	$16,500	$9,000

Attendance Fee – Board Meetings	$600	$400
Attendance Fee – Committee Meetings	$500	$350

The Board of Directors of the Company may elect to pay some or all of the Directors’ fees payable to Directors in the form of shares of the Company’s common stock. In recent years, the Board has elected to pay a portion of the Directors’ annual retainer amount from the Company in the form of shares. Such shares are fully vested and transferrable at distribution. The shares are issued under the Directors’ Stock Plan. The number of shares actually distributed to Directors in lieu of cash is based on the market value of our common stock on the date of distribution.

Directors do not receive a separate retainer for service on Committees of the Company’s Board, except that the Chair of the Company’s Audit Committee receives an additional $5,000 annual cash retainer and the Chairs of the Company’s Compensation Committee and Governance Committee each receive an additional $3,000 annual cash retainer. Directors also do not receive separate retainers for service on Committees of the Boards of the subsidiary banks, except that the Chair of the Trust Committee of GFNB receives a $3,000 annual cash retainer and the Chairs of the Trust Committee and the Audit Committee of Saratoga National Bank and Trust Company each receive a $500 annual cash retainer.

For 2012, the basic annual retainer payable to each non-Management Director for serving on the Board of the Company was increased by $1,000. The retainers payable to Directors for serving as Chairs of Committees and the meeting attendance fees did not change for 2012 for the Company or the subsidiary banks. The increase in the annual retainer reflects the Company’s estimate of the additional time and effort required from all financial institution directors under the current stressful legal and regulatory environment for banks.

Individual Directors of the Company and its subsidiary banks may elect to defer receipt of some or all of the cash fees to a later date of their choosing, subject to certain limits under the plan and applicable law. Under this unfunded plan, amounts deferred are credited to the plan account of that Director, which amounts earn interest from time-to-time at a rate equal to the highest rate being paid on individual retirement accounts by the Company’s principal subsidiary, GFNB. Deferred amounts are ultimately distributable on a date or dates selected by the Director, subject to certain restrictions. Distributions under the plan are payable in cash, either in a lump-sum or in annual installments as the participant may choose. During 2011, two Directors of the Company elected to defer fees under the plan. See the Directors Compensation Table on page 36 for additional details.

Stock Options

An annual grant of options to our non-Management Directors (currently, all Directors except Mr. Hoy) is made by the Board upon recommendation of the Compensation Committee. Stock options only provide value to the holder if the Company’s stock price increases. We believe that this form of incentive aligns our Directors’ interests with those of our shareholders.

Under the Plan, the Board determines on an annual basis the maximum number of options that may be granted to each such Director for the year. Currently the maximum number of shares distributable as options under the Plan is 1,000 shares. Each Director then receives at year-end a number of options equal to the predetermined maximum, multiplied by a percentage equal to the individual Director’s meeting attendance percentage (i.e., the percentage of the total number of meetings of the Company’s Board and of each Committee of the Company’s Board in which the Director served that the Director actually attended during the year). Options granted to Director vest ratably over a four-year period, which reinforces the long-term nature of the grant. The exercise price for stock subject to these options is the fair market value on the date of grant, determined based on the closing price of the Company’s common stock on such date. The options expire upon the earlier of ten (10) years after the date of grant and the Director’s ceasing to serve as a Company Director. The value of this year’s options is included in column (b) of the Director Compensation Table on page 36.

Ownership Guidelines

In order to better align the interests of our Directors with the interests of our shareholders, the Company recently adopted stock ownership requirements for our Directors. Under our Stock Ownership Guidelines, the Directors of the Company are required to own a number of shares of the Company’s stock based on a multiple of five times the Directors’ annual retainer. Until the required ownership is attained, our policy restricts the ability to sell shares of the Company’s common stock obtained through the exercise of stock-option awards. This ownership requirement will be measured by the Compensation Committee at its June meeting each year, using holdings as of December 31st of the previous year. Common shares owned outright or shares held through Company plans are currently counted toward the stock ownership requirement. Conversely, unexercised stock options do not count towards the stock ownership requirement. Individuals will have five years from appointment as a Director to meet these requirements. All Directors own the required minimum number of shares.

Directors Compensation Table

The following Director Compensation Table summarizes all compensation paid by the Company and its subsidiary banks to the non-Management Directors of the Company for the fiscal year ended December 31, 2011. As an Executive Officer of the Company, Mr. Hoy does not receive Director compensation although he is entitled to reimbursement of any expenses he incurs in connection with his service as a Director of the Company. Mr. Hoy’s compensation as our President and Chief Executive Officer is reported in the Summary Compensation Table on page 24.

Name of Director	Fees Earned or Paid in Cash		Stock Awards (a)	Option Awards (b)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Herbert O. Carpenter	$23,350		$14,500	$6,430	-	-	$44,280
John J. Carusone, Jr.	$27,650		$14,500	$6,430	-	-	$48,580
Michael B. Clarke	$29,700		$14,500	$6,430	-	-	$50,630
Gary C. Dake	$24,650		$14,500	$6,430	-	-	$45,580
Mary-Elizabeth T. FitzGerald	$25,050		$14,500	$6,089	-	$744 (e)	$46,383
David G. Kruczlnicki	$29,200	(c)	$14,500	$6,154	-	$2,916 (e)	$52,770
Elizabeth O’C. Little	$24,050		$14,500	$6,430	-	-	$44,980
David L. Moynehan	$25,600		$14,500	$6,430	-	-	$46,530
John J. Murphy	$22,600		$14,500	$6,430	-	$20,000 (f)	$63,530
Richard J. Reisman	$24,750	(d)	$14,500	$6,070	-	$3,652 (e)	$48,972

(a)
Represents that portion of the listed Director’s annual retainer that is payable in Company stock. In 2011 this amount equaled a total of $9,500 of each Director’s annual retainer for services as a Company Director and $5,000 of each Director’s annual retainer for services as a Director of one of the Company’s subsidiary banks. For purposes of determining the number of shares distributable to Directors the shares of the Company’s common stock are valued at the market price of such shares on the date of distribution. Each Director received 617.81 shares in accordance with FASB ASC TOPIC 718. These shares were distributed to all Directors in 2 installments: 3,010.797 shares at a per share price of $24.08 on May 26, 2011 and 3,167.322 shares at a per share price of $22.89 on December 1, 2011. The value to each Director was $7,250 on May 26, 2011 and $7,250 on December 1, 2011.

(b)
Stock options are valued on the date of the grant in accordance with FASB ASC TOPIC 718. The stock options were awarded on January 26, 2011 at an exercise price of $25.47, the closing price of our common stock on the date of grant. The estimated value of the stock options granted on January 26, 2011 was $6.43 per share using the Black-Scholes model to estimate fair value. Options vest ratably over a period of four years following the date of grant.

(c)	Of the total included in the Fees Earned or Paid in Cash column, Mr. Kruczlnicki deferred $14,600 of such amount under the Directors Deferred Compensation Plan.

(d)	Of the total included in the Fees Earned or Paid in Cash column, Mr. Reisman deferred $24,750 of such amount under the Directors Deferred Compensation Plan.

(e)	This represents interest earned during 2011 on the principal balance in the Director’s account under the Directors Deferred Compensation Plan.

(f)	This represents consulting fees earned and paid under his consulting agreement. See “Director J. Murphy Consulting Agreement” below.

Director J. Murphy Consulting Agreement

Director J. Murphy served for many years as the Executive Vice President, Treasurer and Chief Financial Officer of the Company prior to his retirement on December 31, 2006. At that time, the Company entered into a three-year consulting agreement with Mr. Murphy, which was renewed for an additional year at year-end 2009 and then replaced by a new four-year agreement at year-end 2010. Under the agreement, Mr. Murphy renders advice on financial and general corporate matters, as requested of him by Senior Management. Pursuant to his current consulting agreement, Mr. Murphy will provide consulting services to the Company which shall be meaningful and appropriate under the circumstances, as requested by Senior Management, in exchange for an annual payment which was set at $20,000 for fiscal year 2011 and decreases over the remainder of the term. Under the agreement, any outstanding stock options granted to Mr. Murphy under the Company’s Long-Term Incentive Plans while he was an employee (i.e., prior to his retirement as CFO on December 31, 2006) of the Company, will continue to be exercisable by him while he continues to serve as a consultant there under (and for an additional 3 months after he ceases to serve as such), regardless of when his services as a Director of the Company may end.

Related Party Transactions

Review of Related Party Transactions

Under the Company’s Statement of Policy with respect to Related Parties Transactions, the Audit Committee or the Board of Directors itself must approve transactions or relationships between the Company and its related parties, including Directors and Officers, that involve an aggregate dollar amount of goods, services or payments in excess of $120,000 or that would otherwise likely require disclosure to shareholders in a future proxy statement. Loans from our subsidiary banks to our Directors and Officers, or their families and controlled businesses and other related parties are generally exempt from Audit Committee pre-approval under the Policy, due to the limited size of such loans and the fact that many, if not all, such loans are already subject to Board pre-approval under the federal banking agencies’ Regulation O. The term “related party” includes the Company’s Directors and Executive Officers, members of their immediate families and the corporations, organizations, trusts and estates with which these individuals are associated.

Transactions with Related Parties

During 2011, several of our Directors and Executive Officers and/or the affiliates had outstanding loans from one or both of our subsidiary banks in amounts of $120,000 or more. All of these loans were made in the ordinary course of business of the bank, on the bank’s standard terms and conditions and did not involve more than normal risk of collectability or present any other preferential features. As of December 31, 2011, none of these loans was classified by the Company as a non-accrual, past due, restructured or a potential problem loan.

During 2011, the Company’s subsidiary banks leased space from Stewart’s Shops Corp. (“Stewart’s”), a privately-owned company operating a regional chain of convenience stores. Director Dake is President of Stewart’s. The Company has established four bank branching offices (two for each of its subsidiary bank) in four different Stewart’s convenience stores under multi-year leases with Stewart’s. The first GFNB branch lease has an original duration of 20 years, expiring in 2019, with a renewal option for two additional ten-year terms. The second GFNB branch lease has an original duration of 10 years, expiring in 2020, with a renewal option for three additional five-year terms. The leases for the two SNB branches each have an original duration of 10 years, expiring in 2015 and 2017, respectively, and have renewal options for two additional five-year terms. The Company paid rent and incidental expenses to Stewart’s on the four offices in the total approximate amount of $189,000 during 2011. These branches are in high-traffic locations. In connection with its approval of the leases, the Board determined that the terms of the leases were, in its opinion, no less favorable than could be obtained from a non-related party in an arms-length transaction.

Audit Committee Report

Each member of the Audit Committee qualifies as independent both under NASDAQ’s® standards for independent directors and under the SEC’s more rigorous standards for independent Audit Committee members. See “Corporate Governance” on page five. The Audit Committee assists the Board in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and Company’s internal controls and procedures. Its duties include reviewing the independent registered public accounting firm’s qualifications and independence, the performance of the independent registered public accounting firm and the Company’s internal audit function. The duties of the Audit Committee are set forth in the Audit Committee Charter, which the Board has adopted and reviews annually. A copy of the current charter of the Audit Committee is available on our website at www.arrowfinancial.com under the link “Corporate Governance.”

Management has the responsibility for preparing the Company’s consolidated financial statements and for assessing the effectiveness of its internal controls over financial reporting. The independent registered public accounting firm, KPMG LLP, has the responsibility for auditing these consolidated financial statements. The independent registered public accounting firm reports directly to the Audit Committee, which meets with the independent registered public accounting firm on a regular basis. The Audit Committee has reviewed and discussed with Management and with KPMG LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011. The Audit Committee has also discussed with Management its assertion on the design and effectiveness of the Company’s internal control over financial reporting as of December 31, 2011. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by professional standards. Based upon the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements of Arrow Financial Corporation and its subsidiaries and Management’s assertion on the design and effectiveness of internal control over financial reporting of Arrow Financial Corporation and its subsidiaries be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the SEC.

The Audit Committee has approved the engagement of KPMG LLP as independent registered public accounting firm for 2012 and the scope of their 2012 engagement. The Audit Committee has received from KPMG LLP the written disclosures and the letter required by professional standards relating to auditor independence. The Audit Committee has discussed with KPMG LLP the firm’s independence and determined that the non-audit services provided to the Company by KPMG LLP are compatible with their independence.

Michael B. Clarke, Chairman    David G. Kruczlnicki
Mary-Elizabeth T. FitzGerald    Richard J. Reisman, D.M.D.

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company and its subsidiaries for the fiscal years ended December 31, 2011 and 2010 by the Company’s independent registered public accounting firm, KPMG LLP. The Tax Fees in this table represents fees paid to KPMG during the year for tax preparation and consulting purposes:

Categories of Service	2011	2010
Audit Fees	$293,000	$269,500
Audit-Related Fees	-	-
Tax Fees	$84,880	$76,970
All Other Fees	-	-
Total Fees	$377,880	$346,470

Voting Item 2 – Ratification of the Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has selected the independent registered public accounting firm, KPMG LLP, as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2012. The selection process included a thorough review of their performance in prior years, the quality and expertise of the KPMG engagement team, their understanding and expertise in the industries in which the Company operates, the appropriateness of the fees charged and their familiarity with the Company’s internal controls and accounting policies and practices.

Although our By-Laws do not require the submission of the selection of the independent registered public accounting firm to our shareholders for approval, the Board of Directors believes it is appropriate to give shareholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the shareholders’ vote at the meeting but may take the shareholders’ vote into account in future determinations regarding the retention of the Company’s independent registered public accounting firm.

Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they so desire, and are expected to be available to respond to appropriate questions from shareholders.

Ratification of the selection of the independent registered public accounting firm will require the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy at the meeting and voting on this proposal.

Vote Recommendation:
Your Board of Directors recommends that you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012.

Additional Information – Voting Issues

Who is entitled to vote?

The Company has one class of stock outstanding, common stock, $1 par value per share. At the close of business on our record date of March 1, 2012, there were 11,895,148 shares outstanding. The holders of these shares are our shareholders of record and will be entitled to vote at the 2012 Annual Meeting or any adjournment or postponement thereof. Each of these shareholders will receive notice of the Annual Meeting and instructions on how to vote their shares. Each share outstanding on the record date is entitled to one vote. Shares held in treasury by the Company are not eligible to vote and do not count toward a quorum.

What are “broker non-votes” and how are they voted at the 2012 Annual Meeting?

Shares of our common stock can be held in certificated form, by “book entry” at our Transfer Agent, American Stock Transfer & Trust Company, LLC, or in “street name” at a broker. When shares are held in street name, the broker will solicit your vote and provide us with the results of the vote for all of the Company shares that it holds in your account. On “routine” matters, if an owner of shares does not provide the broker with voting instructions, the broker has the right to vote these shares in its own discretion. However, a broker is not allowed to exercise its discretion on voting shares held in street name on any “non-routine” matter. These shares may only be voted by the broker in accordance with express voting instructions received by it from the owner of the shares. The votes attaching to such shares are referred to as “broker non-votes.”

This year, the only matter that will be considered a routine matter is Item 2, the ratification of the Company’s independent registered public accounting firm. The other matter, Item 1, the Election of Directors, is a non-routine matter and cannot be voted by the broker in its discretion. Therefore, if your shares are held at a broker, the Company urges you to provide your voting instructions to the broker so that your vote may be counted.

How are Dividend Reinvestment Plan and other Plan shares voted?

Shares owned by you in the Arrow Dividend Reinvestment Plan (“DRIP”) on the March 1, 2012 record date will be combined with all other shares owned by you directly on that date and presented to you with voting instructions.

Shares owned by Company employees, Directors and other participants in the Company’s 2011 Employee Stock Purchase Plan (“2011 ESPP”) on the March 1, 2012 record date will be presented to the participants for voting on a separate voting form and will be voted in accordance with their instructions.

Shares owned by Company employees in the Company’s Employee Stock Ownership Plan (“ESOP”) on the March 1, 2012 record date will be voted on their behalf by the ESOP Trustee in accordance with voting instructions provided by them. Participants will receive a separate voting form from the Plan Administrator for this purpose. If a participant does not provide the Trustee with voting instructions for his ESOP shares, the Trustee will vote the participant’s shares in accordance with the “mirror voting” provisions of the ESOP. Under the “mirror voting” provisions, all such shares will be voted in a pro rata manner calculated to most accurately reflect the instructions received from those account holders who did provide voting instructions to the Trustee.

What constitutes a quorum at the meeting?

There will be a quorum at the Annual Meeting if one-third of the total number of outstanding shares of our common stock are present at the meeting, either in person or represented by proxy. Consistent with applicable state law and our Certificate of Incorporation and By-Laws, the Company will treat all shares present in person or represented by proxy at the meeting, including so-called “broker non-votes”, as shares present or represented by proxy for purposes of determining the meeting quorum. Shares held in treasury by the Company are not deemed outstanding and thus are ignored for purposes of calculating the quorum.

How many votes are required for approval of the various items on the agenda?

Item 1 - Election of Directors. The first item on the agenda is the election of four Class B Directors. In order to be elected, each Director must receive the affirmative vote of the holders of a plurality of the shares present in person or represented by proxy at the meeting and eligible to vote on this matter. A “plurality” in an election of Directors means that the nominees with the largest number of votes cast will be elected as Directors, up to the maximum number of Directors to be chosen at the meeting. Since, at this year’s meeting there are only as many nominees (four) as there are Directors to be elected (four), a Director nominee is assured of being elected if he or she receives any “FOR” votes, regardless of how many negative votes (“WITHHOLD AUTHORITY”) are cast for that Director. Broker non-votes are ineligible to vote on Item 1.

The Company’s Majority Voting Policy states that if an election of Directors is uncontested, as is the case this year, and a nominee’s negative votes (“WITHHOLD AUTHORITY”) exceed fifty percent (50%) of the total number of shares outstanding and entitled to vote at the meeting with respect to the election of Directors, that Director must tender his or her resignation to the Company following the meeting. The Governance Committee of the Board is then required to evaluate the tendered resignation and make a recommendation to the full Board on appropriate action, which may or may not include the acceptance of such resignation. In determining the appropriate action to be taken by the Company, the Board will take into account the best interests of the Company and its shareholders.

Item 2 - Ratification of our Independent Registered Public Accounting Firm. The second item on the agenda is the ratification of the selection of our independent registered public accounting firm, KPMG LLP, as our independent registered public accounting firm, for the fiscal year ending December 31, 2012. The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and voting on this proposal is required for such ratification. Broker non-votes will be counted on Item 2.

Additional Matters for Consideration at the Annual Meeting. Please note that the deadline for submission of proposals by shareholders has passed. Therefore, no additional matter may be submitted for consideration by our shareholders at the 2012 Annual Meeting, other than procedural issues such as adjournment, postponement or continuation. On such procedural issues, all shares represented at the 2012 Annual Meeting by proxy may be voted at the discretion of the attorneys-in-fact named in the proxies, to the extent permitted by law.

Proxy Cards Returned Without Specific Voting Instructions. If you return a proxy card without specific voting instructions for any or all items, your shares will be voted on Item 1 “FOR” each of the Class B Board nominees, on Item 2 “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2012, and on any other procedural matter properly submitted for shareholder consideration, in such manner as the shareholders’ attorneys-in-fact may determine, in their discretion, to be appropriate and in the best interests of shareholders generally.

What is the impact of a vote to “Withhold Authority” on Item 1 – Election of Directors?

A proxy or ballot marked “WITHHOLD AUTHORITY” will be the equivalent of an abstention from voting on Item 1. Therefore, if each of the nominees receives any votes in favor of their election, a ballot marked “WITHHOLD AUTHORITY” or an abstention from voting will not affect the outcome of this election. However, a ballot marked “WITHHOLD AUTHORITY” may have an impact under our Majority Voting Policy as noted in the above section “How many votes are required for approval of the various items on the agenda? Item 1 - Election of Directors.”

What is the impact of a vote to “Abstain” on Item 2 – Ratification of Selection of Independent registered public accounting firm?

In order for Item 2 to be ratified by the shareholders, it must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and voting on the proposal. A proxy or ballot marked “ABSTAIN” on Item 2 will not have the same effect as a vote “AGAINST” such item. A proxy or ballot marked “AGAINST” Item 2 is an actual vote on the item (and counts in the total number of votes on the item) whereas a vote to “ABSTAIN” on the item is not an actual vote on the item (and does not get counted in the total votes on the item). Therefore, a vote “AGAINST” Item 2 makes it more difficult to achieve shareholder approval than a vote to “ABSTAIN” on Item 2.

How do I submit my proxy?

Shareholders of record as of the close of business on March 1, 2012 will be entitled to vote at the 2012 Annual Meeting, or any adjournment or postponement thereof. You can ensure that your shares are voted properly at the 2012 Annual Meeting by submitting your proxy by telephone, by using the Internet or by completing, signing and dating the proxy card that will be provided to you upon request. Shareholders of record should receive a notice with voting instructions and the ability to request proxy materials. If your shares are held by a broker or bank, you must follow the voting instructions on the form you receive from your broker or bank.

May I revoke my proxy?

A proxy may be revoked at any time prior to the 2012 Annual Meeting by submitting a later vote of your shares either by Internet or by telephone prior to the 2012 Annual Meeting or by attending and voting your shares in person at the 2012 Annual Meeting. You may also revoke your proxy by delivering a written notice of revocation of proxy prior to the 2012 Annual Meeting to: Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

How are proxies being solicited?

Proxies are being solicited electronically, by telephone and by mail. Proxies may also be solicited, without additional compensation, by our Directors, officers and other employees personally, by telephone or other means. The Company will bear all costs of proxy solicitation. If the Company utilizes the services of other financial institutions, brokerage houses, custodians, nominees or fiduciaries to solicit proxies, the Company will reimburse them for their out-of-pocket expenses.

Householding of Notice to Shareholders

In some instances, only one copy of the Notice to Shareholders concerning this Proxy Statement is being delivered for shareholder accounts that contain the same primary Social Security number, unless the Company has received instructions from one or more of the shareholders to continue to deliver multiple copies. The Company will deliver a copy of the Notice to Shareholders to any shareholder, upon request by email to corporatesecretary@arrowbank.com, or in writing to: Householding of Notice, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Additional Information – Shareholder Communication and Proposal Issues

Shareholder Communications with the Board of Directors

Any shareholder communication that is sent to the Company generally or to its Board of Directors generally is directed to the Corporate Secretary, who will review it and advise the Board of the communication. Any shareholder communication that is directed to a particular Director or Committee of the Board will be forwarded by the Corporate Secretary to the appropriate Director or Committee. The Corporate Secretary will retain and make available all such communications for the Directors’ review and will periodically summarize and report all such shareholder communications to the Board. Shareholders may communicate to our Board of Directors, to an individual Director or Directors, or to a particular Committee of the Board of Directors by sending or directing such communication to: Board of Directors – Shareholder Communications, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

Shareholder Submissions of Director Nominee

A shareholder submission of a nominee for Director to be considered by the Board in its nominee deliberations must contain certain information about the candidate, which is described in detail in the Company’s By-Laws. In order for the shareholder’s nominee to be considered by the Board in connection with the 2013 Annual Shareholder Meeting, the shareholder must comply with the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at our 2013 Annual Meeting.” Additionally, if the shareholder would like its nominee to be included in the Company’s proxy statement, the shareholder must also comply with the procedures identified below under the subsection titled “Shareholder Proposals for Inclusion in the Company’s 2013 Proxy Statement.” All candidates that are properly submitted by shareholders will be considered by the Governance Committee of the Board of Directors at the time of its normal Director nomination review. Such submissions must be in writing and addressed to: Board of Director Candidates, c/o Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801.

A shareholder may act directly to nominate his or her own Director candidates at our upcoming annual meeting by following the procedures set forth in the subsection below titled “Shareholder Proposals for Presentation at our 2013 Annual Meeting.” Such direct nominations by shareholders not involving the Board’s nomination are subject to the procedures set forth in our By-Laws and applicable rules of the SEC, including minimum advance notice to the Board.

Annual Meeting Shareholder Proposal Process

Shareholder Proposals for Inclusion in the Company’s 2013 Proxy Statement. To be considered for inclusion in our 2013 Proxy Statement next year, shareholder proposals must be submitted in accordance with SEC’s Rule 14a-8 and must be received by our Corporate Secretary, Arrow Financial Corporation, 250 Glen Street, Glens Falls, New York 12801, no later than November 16, 2012. Additionally, our Company By-Laws require the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or person to be nominated, as well as the number of shares of our common stock that are owned by the proposing shareholder.

Shareholder Proposals for Presentation at our 2013 Annual Meeting. If a shareholder wishes to have a proposal presented at our 2013 Annual Meeting of Shareholders, but not included in the Company’s 2013 Proxy Statement, including a nomination for the Board of Directors, the shareholder must satisfy the requirements established under our Company By-Laws. The shareholder must give notice to the Corporate Secretary of the Company of any such proposal for next year’s Annual Meeting not later than December 29, 2012 and the notice provided by the shareholder must contain information required by our By-Laws including the name and address of record of the proposing shareholder, appropriate information regarding the matter sought to be presented or the proposed nominee, as well as the number of shares of our common stock that are owned by the proposing shareholder.

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Summary of Voting Items – Recommendations by the Board of Directors

Item 1 – Election of Class B Directors: The Board of Directors recommends that you vote “For” each of the nominees for Director. See discussion beginning on page two.

Item 2 – Ratification of the Independent registered public accounting firm: The Board of Directors recommends that you vote “For” the ratification of the independent registered public accounting firm, KPMG LLP, as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2012. See discussion on page 38.

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Your Vote is Very Important

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ARROW Financial Corporation

ARROW FINANCIAL CORPORATION
ATTN: THOMAS J. MURPHY
250 GLEN STREET
GLENS FALLS, NY 12801

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M41036-P19875 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

ARROW FINANCIAL CORPORATION

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. To elect the following four (4) directors to Class B for terms of three (3) years, each to serve until their successors have been duly elected and qualified:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) John J. Carusone, Jr.
02) Michael B. Clarke
03) David G. Kruczlnicki
04) David L. Moynehan

The Board of Directors recommends you vote FOR the following proposal:

	For	Against	Abstain
2. To ratify the selection of the independent registered public accounting firm KPMG LLP as the Company's independent auditor for the fiscal year ending December 31, 2012.	☐	☐	☐

3. To transact such other business as may properly come before the Meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M41037-P19875

ARROW FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

APRIL 25, 2012 10:00 AM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Arrow Financial Corporation, a New York corporation (the "Company"), hereby appoint(s) Richard J. Bartlett, Esq. and George C. Frost, and each of them acting individually, with full power to act alone, the attorneys-in-fact of the undersigned, with full power of substitution, to vote all the shares of Common Stock of the Company which the undersigned is entitled to vote, at the Annual Meeting of Shareholders of the Company to be held at the Charles R. Wood Theater, 207 Glen Street, Glens Falls, New York 12801, at 10:00 a.m. on Wednesday, April 25, 2012, and at any adjournment or postponement thereof, with all powers the undersigned would possess if personally present.

The undersigned directs that this proxy be voted as specified on the reverse side. If no direction is made for a proposal, the proxy will be voted: (a) "FOR" all the Company's director nominees in Item 1 and (b) "FOR" Proposal 2, as applicable. This proxy may also be voted, in the discretion of the attorneys-in-fact, on any matter that may properly come before the meeting or any adjournments or postponements thereto. The undersigned hereby revokes any proxies heretofore given to vote upon or act with respect to such stock.

Address change/comments: ____

____

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side